Applicable filing fees in the amount of $4,179.22 were paid with Registration Statement on Form S-4 No. 333-14235 filed on October
16, 1996.




    CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY


November 27, 1996



Dear Fellow Shareholders:

A Special Meeting of the Shareholders of Electromagnetic Sciences, Inc. is to be held on December 30, 1996. At that meeting, you are being asked to vote upon the acquisition by Electromagnetic Sciences of the remaining 18.6% of the shares of LXE Inc. owned by public shareholders. As described in the attached Proxy Statement, your vote will also include approvals related to the conversion, on a proportionate basis, of outstanding LXE stock options into options under the Company's own option plan.

The attached Proxy Statement describes the reasons that this transaction is being pursued, and the factors considered by the Board of Directors in selecting the exchange ratio. We urge you to read the Proxy Statement carefully, and to vote your shares either in person or by use of the enclosed proxy card. Your prompt vote will help us avoid unnecessary additional solicitation expenses, and to enter 1997 with our full attention devoted to jointly developing our commercial wireless communications opportunities.

The Board of Directors recommends that you vote in favor of the proposal. You should note that while several members of the Board, including the undersigned, have personal interests in LXE shares and options, the proposed transaction and its terms were unanimously recommended by a Special Committee consisting of each Board member who does not have any personal interest in LXE.

If you have any questions, please feel free to contact us or Don
T. Scartz, Senior Vice President and Chief Financial Officer.

Very truly yours,



---------------------------             ------------------------
John E. Pippin                          Thomas E. Sharon
Chairman of the Board                   President and Chief
Executive Officer




Preliminary Proxy Materials                          Exhibit 99.6

                 ELECTROMAGNETIC SCIENCES, INC.

            NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                 TO BE HELD ON DECEMBER 30, 1996

     Notice is hereby given that a Special Meeting of Shareholders of Electromagnetic Sciences, Inc. (the "Company" or "ELMG") will be held at 11:00 a.m. local Atlanta time on December 30, 1996, at ELMG's offices, 660 Engineering Drive, Technology Park/Atlanta, Norcross, Georgia, for the following purposes:

          (1) To consider and vote upon a proposal to issue up to 773,583 shares of the Company's common stock, $.10 par value per share (the "ELMG Shares ") in exchange for the acquisition of all of the outstanding shares, $.01 par value per share (the "LXE Shares"), of LXE Inc. ("LXE"), an 81% subsidiary of the Company, not currently owned by the Company, plus additional ELMG Shares as may be required to acquire any LXE Shares hereafter issued upon exercise of outstanding LXE stock options, and to amend the Company's 1992 Stock Incentive Plan as necessary for, and otherwise approve, the conversion of outstanding options to acquire LXE Shares into options to acquire a proportionate number of ELMG Shares; and

          (2) To transact such other business as may properly come before the Meeting or any adjournment thereof.

     Only holders of record of ELMG Shares at the close of business on November 26, 1996, will be entitled to notice of and to vote at the Meeting or any adjournment thereof.

                              By Order of the Board of Directors,



                              WILLIAM S. JACOBS, Secretary

Norcross, Georgia
November 27, 1996


WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING OF SHAREHOLDERS, YOU ARE REQUESTED TO FILL IN AND SIGN THE ENCLOSED FORM OF PROXY AND MAIL IT IN THE ENCLOSED RETURN ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. IF YOU DO ATTEND THE MEETING AND DECIDE THAT YOU WISH TO VOTE IN PERSON, YOU MAY WITHDRAW YOUR PROXY.

November 27, 1996

                  ELECTROMAGNETIC SCIENCES, INC.
          660 Engineering Drive, Technology Park/Atlanta
                     Norcross, Georgia  30092
                     Telephone (770) 263-9200

                         PROXY STATEMENT
             FOR THE SPECIAL MEETING OF SHAREHOLDERS
                  TO BE HELD ON December 30, 1996

                      GENERAL INFORMATION

Special Shareholders' Meeting

     This Proxy Statement is furnished in connection with the solicitation by the Company's Board of Directors of proxies to be used at the Special Meeting of Shareholders to be held at 11:00 a.m.local Atlanta time on December 30, 1996, at the Company's offices, 660 Engineering Drive, Technology Park/Atlanta, Norcross, Georgia. This Proxy Statement is being mailed to shareholders on approximately November 27, 1996.

Matters to be Acted Upon

     The following matters will be acted upon at the Special
Meeting of Shareholders:

          (1) The proposal (the "Proposal") to issue ELMG Shares in exchange for the acquisition of any or all of the outstanding LXE Shares not currently owned by the Company, and to amend the Company's 1992 Stock Incentive Plan as necessary for, and otherwise approve, the conversion of outstanding options to acquire LXE Shares into options to acquire a proportionate number of ELMG Shares ; and

          (2) The transaction of such other business as may properly come before the Meeting or any adjournment thereof.

Revocation of Proxies

     A proxy form is enclosed herewith. Any shareholder who executes and delivers a proxy may revoke it at any time prior to its use by giving written notice of such revocation to the Secretary of the Company at 660 Engineering Drive, Technology Park/Atlanta, Norcross, Georgia, 30092, or by executing and delivering to the Secretary of the Company a proxy bearing a later date. A proxy may also be revoked at the Special Meeting by any shareholder who is present and elects to vote in person.


Voting of Proxies

     When the enclosed proxy is properly executed and returned, the shares that it represents will be voted at the Special Meeting in accordance with the instructions noted thereon. In the absence of such instructions, the shares represented thereby will be voted in favor of the Proposal. The Board of Directors does not know of any other business to be brought before the Meeting, but it is intended that as to such other business, if any, a vote may be cast pursuant to the proxy in accordance with the judgment of the person or persons acting thereunder.

     Only holders of record of issued and outstanding ELMG Shares at the close of business on November 26, 1996, are entitled to notice of, or to vote at, the Special Meeting. Each holder is entitled to one vote for each ELMG Share on the record date. On November 26, 1996, there were [BLANK]ELMG Shares outstanding and entitled to vote.

Vote Required

     Assuming the presence of a quorum at the Special Meeting, the Proposal will be approved by favorable vote of a majority of the ELMG Shares actually voted. Abstentions and broker non-votes will be considered as present for the purposes of determining the presence of a quorum, but will not otherwise be considered in determining the outcome of the vote.

Cost of Solicitation

     The cost of soliciting proxies will be borne by the Company.
Officers, directors and employees of the Company may solicit proxies by telephone, telegraph or personal interview.

1997 Shareholder Proposals

     As stated in the Proxy Statement for the Company's 1996 Annual Meeting of Shareholders, any proposals by shareholders intended for presentation at the 1997 Annual Meeting of Shareholders must be received by the Company at its principal executive offices, attention of the Secretary, no later than December 1, 1996, in order to be included in the proxy materials for that Meeting.

                          THE PROPOSAL
Summary

     LXE is an 81.4% subsidiary of the Company. LXE is a leading supplier of wireless communications systems for computerized materials handling, information management and other operations that require mobility and real-time access to data. LXE's principal executive offices are located at 303 Research Dr., Norcross, Georgia 30092, and its telephone number is (770) 447-4224.

     The Company's Board is proposing that the Company acquire the outstanding LXE Shares currently held by persons other than the Company. In order to effect this acquisition, the Company has initiated an exchange offer (the "Exchange Offer") under which all minority LXE shareholders may surrender any and all of their LXE Shares in exchange for ELMG Shares at a ratio of .75 ELMG Shares for each LXE Share tendered. If as a result of the Exchange Offer the Company becomes the holder of in excess of 90% of the outstanding LXE Shares, the Company would have the right to cause, without further vote of the LXE shareholders, a merger (the "Merger") of LXE with a newly formed subsidiary of the Company, as a result of which LXE would become a wholly owned subsidiary of the Company and all remaining LXE Shares held by the minority LXE shareholders would be converted into ELMG Shares, at the same ratio. It is a condition of ELMG's acceptance of LXE Shares in the Exchange Offer that ELMG receive sufficient tenders to increase its LXE ownership above 90%, and that ELMG exercise its right to cause the Merger immediately upon acquisition of tendered LXE Shares. In that event, the terms of the Merger would result in the conversion of all options (the "LXE Options") outstanding under the LXE 1989 Stock Incentive Plan into options (the "ELMG Options") to acquire a proportionate number of ELMG Shares under the ELMG 1992 Stock Incentive Plan (the "ELMG Stock Plan"). The LXE Options are held by current and former employees, directors and officers of LXE, and the option prices of the ELMG Options would also be adjusted upwards such that the aggregate exercise price of the options would be unchanged by the conversion.

     The approval of the Company's shareholders is being sought primarily in order to comply with rules of the National Association of Securities Dealers for trading of the ELMG Shares on the NASDAQ National Market System. These rules relate to transactions in which officers, directors or substantial shareholders have significant interests. Also, shareholder approval is required of amendments to the ELMG Stock Plan that permit the conversion of LXE Options into ELMG Options. See "Shareholder Approval -- Reasons for Seeking Shareholder Approval."

     A vote FOR the Proposal will constitute a vote approving each of the matters described as part of it. The Company is not seeking separate votes on the individual matters because the Company intends to accept shares under the Exchange Offer, and thereby further reduce the liquidity of the trading market for the LXE Shares, only if it has received the shareholder approval required to exchange and/or convert all outstanding LXE Shares and LXE Options into ELMG Shares and ELMG Options.

Background

     In 1991, ELMG caused LXE, which at that time was its wholly owned subsidiary, to offer approximately 25% of its outstanding shares in an initial public offering. This offering was intended to raise capital for further expansion of LXE's business, and to increase investor familiarity with the LXE component of ELMG's business. At that time, the defense markets, which had been central to ELMG's growth and profitability during the 1980's, had been declining in volume and profitability, while LXE's commercial wireless data communications business, in various materials handling settings, had been expanding. The offering was completed in April 1991, and ELMG believes that the intended objectives were achieved.

     In recent years, LXE's profitability has not been maintained at stable or growing levels, principally due to increased competition in the materials handling market for LXE's traditional wireless local area network ("LAN") products, and to difficulties LXE has experienced in timely introducing new generations of products needed to meet evolving technical requirements. At the same time, the boundaries between LXE's commercial LAN products and the balance of ELMG's business have become less distinct as other commercial markets and applications for wireless communications products have been developing, and as an increasing portion of ELMG's other business has shifted to commercial, rather than governmental, customers. In this environment, ELMG has become increasingly aware of opportunities for LXE and other components of ELMG's business to share, or jointly develop, technology and markets.

     As a result of these various considerations, during 1995
ELMG began reviewing the appropriateness of increasing its ownership of LXE. In late August 1995, ELMG's Board authorized management to identify investment banking assistance in analyzing methods of increasing ELMG's ownership of LXE, to prepare a plan for protecting the Company's level of LXE ownership if favorable
LXE share prices resulted in significant exercises of outstanding
LXE Options, and to purchase (if available at approximately then-current market prices) the LXE Shares held by two partnerships controlled by David A. Rocker. The Rocker partnership shares at that time constituted the largest single holding of any LXE shareholder other than ELMG, and were sufficient to raise ELMG's
LXE ownership above the 80% level required for filing consolidated income tax returns.

     In September 1995, prior to management acting on the Board's various authorizations, and before any proposals were formulated, adopted or presented to any LXE shareholders, LXE announced an anticipated loss for the quarter ending September 30, 1995. From a closing price of $13.50 at the end of August, the reported closing sales prices for the LXE Shares declined to $10.25 at the end of September and $8.00 at the end of November and December 1995, representing an aggregate decline of approximately 40%. In view of the depressed market for LXE Shares and the efforts being undertaken to return LXE to profitability, management concluded, in consultation with the Board, that it was no longer desirable or appropriate at that time to pursue
100% ownership of LXE.
However, management continued to believe that ELMG would benefit by acquiring the Rocker partnership shares and increasing its LXE ownership above 80%. Based on preliminary discussions with Mr. Rocker, management concluded that these shares were not available at the then-current depressed market prices, and management sought and received the Board's authorization to negotiate a transaction at a premium over market prices using ELMG Shares for all or a portion of the purchase price. Further preliminary conversations with Mr. Rocker in October 1995 caused management to conclude that at that time the parties would be unable to agree on key terms, including the extent to which any purchase price would be paid by delivery of ELMG Shares, and the matter was not pursued until January 1996. Negotiations commencing at that time resulted in the acquisition, on February 23, 1996, of 548,200 LXE Shares. In this transaction, ELMG delivered to the Rocker partnerships .8337 ELMG Shares plus $.912 in cash for each LXE Share acquired, and also received the agreement of Mr. Rocker and the partnerships to make no further purchases of LXE Shares for a period of five years. At the date of closing, the ELMG Shares had a closing market value of $12.25 per Share, or $10.21 for each .8337 ELMG Share. The ELMG Shares delivered in this transaction were not registered under state or federal securities laws, and could not be freely traded by their holders, but the Company agreed to register such shares for resale by such holders, and subsequently obtained such registration.

     ELMG also acquired 19,874 LXE Shares in a cash transaction, at $9.44 per Share, on May 1, 1996; this transaction was with a market maker that had acquired these shares from a former LXE executive officer who had terminated as an employee and had exercised an option previously granted to him as an employee. This transaction was entered in connection with the conclusion of the former officer's employment relationship, and in order to protect ELMG's 80% ownership level.

     LXE reported a further loss for the quarter ended March 31, 1996, but returned to profitability in the quarter ended June 30, 1996, and was expected by management to report improving performance in the immediately succeeding quarters. As a result, in July 1996 ELMG's management believed it would be appropriate to again consider acquiring full ownership of LXE. Management conducted a review of the benefits and costs of such a transaction, and concluded that the factors identified in 1995 had grown in importance since that time. The matter was reviewed with the ELMG Board at a meeting held on July 31, 1996. Based on the potential perceived advantages, the Board authorized management to continue the review process, and to retain investment banking assistance in evaluating whether to propose such a transaction and in developing a proposed structure and terms. Because of the significant holdings of LXE Shares and LXE Options of four members of the ELMG Board, John B. Mowell, John
E. Pippin, Don T. Scartz and Thomas E. Sharon, the Board delegated to a Special Committee, consisting of Anthony J. Iorillo, Jerry H. Lassiter, and John H. Levergood, the responsibility for approving the retention of an investment banker, and for making a recommendation to the full Board as to whether to proceed with a transaction and if so on what terms.
At a meeting held on October 2, 1996, following presentations by and discussions with ELMG's management and Oppenheimer & Co., Inc. ("Oppenheimer"), which had been retained to provide investment banking assistance, the Special Committee unanimously approved the recommendation that ELMG proceed with the Exchange Offer, on the terms described in this Proxy Statement. At a meeting held on October 3, 1996, the full ELMG Board unanimously accepted and approved the Special Committee's recommendation.

Reasons for the Exchange Offer and Merger

     ELMG's management and Board have initiated the Exchange
Offer, and are seeking shareholder approval for the Exchange
Offer and proposed Merger, for the following reasons:

          Ownership of 100% of the LXE Shares would facilitate and encourage greater exchange and sharing of technical and marketing resources among LXE and ELMG's other operating subsidiaries, particularly EMS Technologies, Inc., which is a 100%-owned subsidiary and possesses superior RF wireless engineering capabilities. Management believes that access to such capabilities will be important in LXE's future efforts to expand its wireless networking business into new applications and markets, and that greater access to LXE's marketing and product experience will be helpful to EMS
     Technologies as it seeks to further increase its sales of commercial wireless communications products. With LXE as a 100%-owned subsidiary, such exchange and sharing can be effected more expeditiously and with simpler review and approval procedures than is possible under current procedures, which are designed to protect the interests of the minority LXE shareholders.

          As a 100%-owned subsidiary, LXE would no longer incur separate accounting, SEC reporting, shareholder reporting, annual meeting and independent board expenses. Management estimates that elimination of these expenses would result in savings of approximately $420,000 per year.

          Management believes the greater ease in sharing of resources among subsidiaries would permit consolidation of various functions and operations, and more efficient allocation and operation of production facilities, resulting in direct savings believed to be significant but for which no firm estimates have been developed.

          It is management's belief, based on its participation in conferences and discussions with analysts and other members of the investment community, that LXE's status as a separately-traded company results in disproportionate attention to LXE's role within the ELMG organization, and detracts from ELMG's ability to communicate the role and capabilities of its various subsidiaries in the context of ELMG's overall business strategies.


          Conversion of the LXE minority shareholder interest into additional outstanding ELMG shares would increase ELMG's share capitalization and number of shareholders, and may thus encourage market makers and analysts to participate in the market for the ELMG Shares.

          ELMG believes that the conversion on the proposed terms of the LXE Shares held by minority LXE shareholders may be attractive to those shareholders because, among other possible reasons, the trading market for LXE Shares has been relatively illiquid with much lower trading volumes and much wider bid-asked spreads than the market for ELMG Shares, and thus may be less attractive to potential investors, particularly those interested in liquidity for a substantial holding. In addition, as holders of ELMG Shares, LXE shareholders would retain a significant indirect interest in LXE.

     Management believes that if the Exchange Offer is successful the foregoing benefits would be obtained with no earnings-per-share dilution in 1997 or later years. This belief reflects projections of 1997 LXE earnings prepared internally for normal business planning purposes. The preparation and analysis of such projections of future operating results are, in management's view, an essential tool in managing the business of LXE and ELMG. However, neither management nor the ELMG Board can know the course of future events, and thus any such projections are no more than management's expectations, based on its current understanding of factors it believes to be relevant, and are subject to future developments and events that cannot currently be known by, and may be beyond the control of, LXE or ELMG. For example, management's projections of LXE's earnings in 1997 could be materially affected, negatively or positively, by unexpected product advances by competitors, by the unexpected development of alternative technologies, by unexpected growth rates (either faster or slower) in existing and target markets for LXE's products, by currently unknown technical breakthroughs by LXE's engineering staff, by unexpected difficulties in designing and manufacturing new products, and by general economic trends and conditions both in the United States and abroad.

     Management's belief that the issuance of ELMG Shares in the Exchange Offer and Merger would not adversely affect future earnings per share is dependent on the anticipated savings described above. These savings include both LXE's expenses as a separate publicly traded company, as to which quantified savings are readily identifiable, and other savings, which have not been specifically quantified, arising from greater ease in sharing resources throughout the organization.

Determination of the Exchange Ratio

     The exchange ratio was determined by ELMG's Board, based on the recommendation of the Special Committee. The Special Committee and ELMG's Board each concluded that the exchange ratio was reasonable and appropriate in light of numerous factors, principally including: relative historical and anticipated contributions to ELMG's earnings; trading prices for the LXE and ELMG Shares; market valuations of comparable companies as multiples of selected operating results, including projected revenues and earnings per share; the terms of comparable minority buy-out transactions; the fact that tendering LXE shareholders would continue to participate in the business of LXE as holders of ELMG Shares; management's perception of LXE's business prospects; and the perceived benefits to ELMG of obtaining 100% ownership of LXE.

     In considering the foregoing factors, the ELMG Special Committee and board used estimated 1997 earnings for LXE of $.59 per share, an estimate that had been prepared by ELMG and LXE for normal business planning purposes. This projection was not prepared with a view toward public disclosure, but was believed material and relevant by the Special Committee and Board in connection with their determination of the exchange ratio, and for that reason is being disclosed in this Proxy Statement. As discussed above at "Reasons for the Exchange Offer and Merger," such projections represent management's expectations, based on its current understanding of factors it believes to be relevant, and are subject to future developments and events that cannot currently be known by, and may be beyond the control, LXE of ELMG. Accordingly, actual results could vary significantly from those set forth in such projections.

     The exchange ratio selected by the Special Committee and ELMG Board represents a premium of 22.1% based on the relative final closing trading prices of the ELMG Shares ($17.50) and LXE Shares ($10.75) on October 2, 1996, the last trading day preceding the date on which the exchange ratio was set by the ELMG Board and the Exchange Offer and proposed Merger were announced, and a premium of 15.5% based on the relative average closing reported sales prices during the ten trading days ending on such date. Based on relative closing high bid prices (which are the highest prices that a market maker is at that time offering to pay to an investor seeking to sell his or her shares), the premiums were 29.6% and 20.4%, respectively. The high and low NASDAQ sales prices on October 2, 1996, were $17.75 and $16.875 for the ELMG Shares, and $10.75 and $10.125 for the LXE Shares.

     In determining the exchange ratio, the Special Committee and Board received various analyses performed by Oppenheimer. Among other matters, these analyses included comparisons of certain historical and estimated earnings and other operating and financial data and ratios, and of multiples of income statement and operating cash flow parameters of certain other publicly traded companies deemed to be generally comparable to each of ELMG and LXE; the analysis of ratios of price per share to 1997 estimated earnings per share ("EPS") reflected that companies selected as comparable to LXE traded at multiples to projected 1997 EPS of between 12.1x and 18.3x, with a representative multiple of 15.5x, and those selected as comparable to ELMG traded at average and representative multiples of 19.1x and 16.6x, respectively; applying these representative multiples to the respective projected 1997 EPS of each company, as prepared by management, results in an implicit exchange ratio of approximately .6 ELMG Shares for each LXE Share.

     An analysis provided by Oppenheimer of the contribution of the interest of the currently outstanding LXE minority shares to ELMG's various combined company operating results for 1995 and (on a projected basis) 1996 and 1997, revealed that their interest provided from 8.3% (in 1996) to 8.9% (in 1995) of combined revenues; from 4.1% (in 1995) to 7.7% (in 1997) of combined operating cash flow; from (2.8%) in 1995 to 8.0% (in
1997) of combined operating income; and from (1.6%) (in 1995) to 8.5% (in 1997) of combined net income; the exchange ratio that would result in LXE minority shareholders holding 8.5% of the ELMG Shares outstanding after the Merger (based on ELMG Shares outstanding on October 2, 1996), is .6_ ELMG Shares for each LXE Share. Oppenheimer also provided an analysis of the relationship of the daily closing prices of LXE Shares relative to the daily closing prices of ELMG Shares, which indicated that this ratio has been as high as 1.8 during the past four years, but on October 1, 1996 (two business days prior to announcement of the Transaction) was 0.57.

     Oppenheimer's analysis of the premiums paid in 41 pending and completed minority-buyout transactions occurring since January 1992 revealed that the average premiums paid in these transactions, as a percentage of the acquired companies' stock prices one day, one week and four weeks prior to announcement of the transaction, ranged from 19.4% to 23.3%.

     Oppenheimer advised the Special Committee that, in its view, the three most important analytical approaches to be considered in determining the exchange ratio were those based on multiples of 1997 estimated earnings, relative contribution to combined-company operating results, and premiums to market in other minority-buyout transactions. While various analytical approaches could be used to support lower or higher exchange ratios, Oppenheimer stated its view that an exchange ratio of .70 to .75 was reasonable and consistent with the three principal analytical approaches. Oppenheimer noted that an exchange ratio in such range would provide a premium over recent market price exchange ratios, while resulting in ELMG per-share pro forma earnings dilution at minimal levels that could reasonably be expected to be offset by synergistic operating efficiencies. Oppenheimer was not requested to and did not provide an opinion as to the fairness of the proposed transaction to the shareholders of either ELMG or LXE.

     In selecting an exchange ratio of .75 ELMG Shares for each LXE Share, the ELMG Special Committee and Board considered Oppenheimer's advice (which did not constitute an opinion as to fairness) that an exchange ratio of .70 to .75 was reasonable and consistent with the three principal analytical approaches; the Special Committee and Board also gave substantial weight to the premiums to market price that are typical in minority-buyout transactions, to the expectation that any earnings dilution from the Transaction would be at minimal levels that could reasonably be expected to be offset by synergistic operating efficiencies, and to the overall benefits of the Transaction to ELMG as described above at "Reasons for the Exchange Offer and Merger."

     The forecasts of the future operating results of ELMG and LXE utilized by Oppenheimer in its analyses were provided to or reviewed for Oppenheimer by the management of each of ELMG and LXE. ELMG and LXE do not publicly disclose internal management forecasts of the type provided to Oppenheimer in connection with the review of the Exchange Offer and Merger, and such forecasts were not prepared with a view toward public disclosure. The forecasts were based on numerous variables and assumptions which are inherently uncertain, including, without limitation, factors related to general economic and competitive conditions. Accordingly, actual results could vary significantly from those set forth in such forecasts. In addition, the analyses performed by Oppenheimer do not purport to be appraisals or necessarily to reflect the prices at which companies or their securities actually may be sold.

     Oppenheimer provided advice to the Special Committee and Board in connection with their consideration of the Exchange Offer and Merger. Oppenheimer was not requested to, and has not, rendered any opinion as to the fairness of the Exchange Offer or Merger, from a financial point of view or otherwise, to either ELMG shareholders or LXE shareholders, and Oppenheimer makes no recommendation as to whether ELMG shareholders should vote in favor of the Proposal.

The Exchange Offer

     ELMG initiated the Exchange Offer on November 27, 1996. Under the Exchange Offer, ELMG is offering to exchange .75 ELMG Shares for each LXE Share tendered to it, subject to shareholder approval of the Proposal at the Special Meeting. The Exchange Offer is being made for any and all outstanding LXE Shares not already owned by ELMG (the "LXE Minority Shares").

     The maximum number of shares issuable under the Exchange Offer and Merger is 773,583 ELMG Shares, which would constitute 9.3% of the ELMG Shares outstanding upon completion of the transaction, assuming that none of the currently outstanding LXE or ELMG Options are exercised prior to that time, or 9.__%, assuming exercise of all currently outstanding LXE and ELMG Options.

     Two holders of in excess of 5% of the ELMG Shares are also substantial holders of LXE Shares, and certain directors and executive officers of ELMG are the beneficial owners of LXE Shares or LXE Options. See "Security Ownership." Each of the individual directors and executive officers has advised ELMG of his intention to tender the LXE Shares controlled by him in the Exchange Offer, and to vote the ELMG Shares controlled by him in favor of the Proposal. ELMG has been advised by Kopp Investment Advisors, Inc. ("Kopp Advisors") that it currently intends to tender its LXE Shares in the Exchange Offer, and to recommend to the beneficial owners of the ELMG Shares controlled by it that they be voted in favor of the Proposal. ELMG has not requested or received a binding commitment from these directors, officers or shareholders with respect to their tender of LXE Shares or their voting of ELMG Shares.

     Effect of the ELMG Stockholder Rights Plan. On March 23, 1989, the ELMG Board adopted the ELMG Stockholder Rights Plan, under which the acquisition by any person of 20% or more of the outstanding ELMG Shares, without prior approval of disinterested members of the ELMG Board, would result in distribution to other ELMG shareholders of rights that would significantly dilute the interest of the 20% shareholder. The Plan is intended to provide the Board with sufficient time and leverage to adequately represent shareholder interests in response to unsolicited, and potentially abusive or unfair, takeover efforts. As set forth at "Security Ownership," Kopp Advisors beneficially owns ______% of the currently outstanding ELMG Shares, plus _____% of the currently outstanding LXE Shares, and may in the course of its normal activities acquire beneficial ownership of additional ELMG or LXE Shares. In that event, if the LXE Shares held by Kopp Advisors are exchanged in the Exchange Offer or converted in the Merger, Kopp Advisors could beneficially own in excess of 20% of the ELMG Shares outstanding after the Merger. In order to make it possible for Kopp Advisors to tender its LXE Shares in the Exchange Offer, if it wishes to do so, and to support the Proposal as an ELMG shareholder, without further restricting its investment activities prior to the completion of the Transaction, the Board has formally consented to the acquisition of additional ELMG Shares by Kopp Advisors in the Exchange Offer and proposed Merger, in an amount such that its ownership after the Merger would not exceed 23% of the ELMG Shares outstanding at that time. Under the Stockholder Rights Plan, Kopp Advisors could thereafter acquire up to an additional 2% of the outstanding ELMG Shares (for aggregate beneficial ownership not exceeding 25%) without triggering the rights distribution.

     Expenses. For its services in providing advice to the Special Committee and the ELMG Board, and for serving as Dealer Manager for the Exchange Offer, ELMG is paying Oppenheimer $125,000 plus $175,000 upon the acquisition under the Exchange Offer of not less than 50% of the LXE Minority Shares. In addition, and regardless of whether ELMG is successful in acquiring 50% or more of the LXE Minority Shares, ELMG has agreed
(i) to reimburse Oppenheimer for its out-of-pocket expenses, and
(ii) to indemnify Oppenheimer and certain related persons against certain liabilities and expenses in connection with its services, including certain liabilities under the federal securities laws. ELMG has also agreed to pay the costs incurred by LXE and the Special Committee of the LXE Board in determining and disseminating to LXE's shareholders that Committee's position with respect to the Exchange Offer; such costs are expected to aggregate $150,000, including $100,000 in fees and expenses of The Robinson-Humphrey Company, Inc., for services as financial advisor to the LXE Special Committee. Other expenses of the Exchange Offer to be incurred by ELMG, including legal, accounting, printing and mailing costs, are expected to aggregate approximately $______________.

The Proposed Merger

     Section 14-2-1104 of the Official Code of Georgia Annotated (the "Short-Form Merger Provision") provides that the holder of at least 90% of the outstanding shares of a Georgia corporation may cause the majority-owned subsidiary to be merged with the parent without a vote or other consent of other shareholders of the subsidiary. In order to achieve its objectives as described above at "Reasons for the Exchange Offer and Merger," ELMG intends, subject to ELMG shareholder approval of the Proposal, to exercise its rights under the Short-Form Merger Provision if sufficient LXE Shares are tendered in the Exchange Offer for ELMG's aggregate ownership of outstanding LXE Shares to exceed 90%. In that event, ELMG would transfer its LXE Shares to a wholly owned subsidiary ("LXE Merger Subsidiary") formed for the purpose, and would cause LXE Merger Subsidiary to effect the Merger. In the Merger, LXE would become a wholly-owned subsidiary of ELMG, and any then-remaining holders of LXE Minority Shares would receive, automatically and without further action on their part, ELMG Shares in the ratio of .75 ELMG Shares for each LXE Share.

     ELMG intends for the Exchange Offer and Merger to be accomplished as a tax-free reorganization, such that neither ELMG, LXE nor holders of LXE Minority Shares would recognize taxable income in the transaction. Based on advice of tax counsel, and in order to provide assurance to holders of LXE Minority Shares that tenders may be accomplished on a tax-free basis, ELMG has specified as a condition, which may not be waived, of its acceptance of LXE Shares in the Exchange Offer that it receive tenders of sufficient LXE Shares to increase its ownership of outstanding LXE Shares to at least 90%, and that it cause the Merger to occur immediately following its acquisition of LXE Shares in the Exchange Offer. In order to achieve this 90% threshold, ELMG must receive tenders of 473,993 of the outstanding 1,031,444 LXE Minority Shares, assuming no additional LXE Shares have been issued pursuant to exercises of LXE Options.

     Conversion of LXE Options. LXE has maintained the LXE 1989 Stock Incentive Plan (the "LXE Stock Plan") under which it has from time to time issued options to acquire LXE Shares to its directors, officers and other senior employees. All such options have been issued at the fair market value of the LXE Shares on the date the option was granted. Options to acquire 366,543 LXE Shares remain outstanding, and options for 293,868 shares are currently exercisable at prices ranging from $3.66 to $18.25.
The remaining options for 52,675 shares become exercisable not later than September 26, 2002, at option prices ranging from $5.66 to $11.25. The Special Committee and other members of ELMG's Board believe that stock options are an important tool for attracting and retaining qualified personnel, and for aligning the interests of key employees with those of the shareholders.
As a result, the Special Committee and ELMG Board believe that the LXE Options should be converted into options to acquire .75 ELMG Shares for each LXE Share under option, subject to the same vesting and expiration dates and other material terms as the existing LXE Options. The exercise prices of the ELMG Options would be adjusted upwards such that the aggregate exercise price for each option would be unchanged by the Merger conversion.

     Under the LXE Stock Plan, the outstanding LXE Options could, as an alternative to conversion into ELMG Options, be canceled in the Merger, but only if the option holders first had the opportunity to exercise their options and thus receive ELMG Shares in the Merger. The Special Committee, the Compensation Committee of the ELMG Board, and the full ELMG Board all believe that it is preferable and more consistent with the original intent of the LXE Options to convert them into ELMG Options, thereby maintaining the equity incentives that options provide, and limiting the potential adverse effects of substantial sales of ELMG Shares by officers and employees who, if the cancellation alternative were elected, would be required to cover both the option exercise prices and the taxes on income realized on exercise. The Special Committee, the Compensation Committee and the full ELMG Board also concluded that converting the outstanding LXE Options into a proportionate number of comparable ELMG Options was preferable to making cash payments to buy out LXE Options at their respective spreads, because the cash-buyout approach would involve current accounting charges and use of cash, and would also eliminate the continuing incentives intended at the time the LXE Options were granted.

     Details concerning LXE and ELMG Options held by ELMG directors, executive officers and employees are set forth under the heading "Security Ownership -- Additional Information About
LXE Options."

Shareholder Approval

     A vote FOR the Proposal would constitute a vote in favor of shareholder approval of each of the following actions.

     * Issuance of up to 773,583 ELMG Shares in exchange for the acquisition of outstanding LXE Minority Shares in the Exchange Offer and the Merger, plus the issuance of such additional LXE Shares as may be required to acquire any LXE Shares hereafter issued upon the exercise of LXE Options, including the issuance of ELMG Shares to persons who are holders of 5% or more of the outstanding ELMG Shares, or who are directors or officers of ELMG.

     * The conversion of outstanding LXE Options for up to 366,543 LXE Shares into ELMG Options for up to 274,907 ELMG Shares, subject to adjustments in the exercise prices as described under the foregoing heading, "The Proposed Merger -- Conversion of LXE Options."

     * Amendment of the ELMG Stock Plan to increase the number of ELMG Shares issuable thereunder by the number of the ELMG Shares issuable as a result of conversion of LXE Options, and to issue ELMG Options to all current holders of LXE Options as described under "The Proposed Merger -- Conversion of the LXE Options."

     Reasons for Seeking Shareholder Approval. ELMG is seeking shareholder approval of the Proposal for the following reasons:

     * The NASD's rules for securities traded on the NASDAQ National Market System require shareholder approval of transactions in which any director, officer or substantial shareholder of the traded company has a 5% or greater interest (or such persons collectively have a 10% or greater interest) in the company to be acquired, or in the consideration to be delivered in the transaction, and the present or potential issuance of common stock could result in an increase in outstanding common shares of 5% or more. As set forth under the heading "Security Ownership," certain holders of in excess of 5% of the ELMG Shares, as well as certain ELMG directors and officers, have interests in LXE exceeding these individual or collective threshold levels.

     * The Shares remaining available for option under the ELMG Stock Plan are not sufficient to allow conversion of all outstanding LXE Options -- of the 500,000 shares authorized under that Plan, 73,280 shares remain available for options, whereas up to 274,907 shares would be required for conversion of the LXE Options in the Merger. In addition, some holders of LXE Options are not currently employees of LXE or ELMG and would not be eligible to receive a current grant of an ELMG Option through the Plan. Under both the ELMG Stock Plan and NASD rules, shareholder approval is required to amend that Plan to increase the number of available shares and to issue ELMG Options to all current holders of LXE Options.

     ELMG is not providing for or seeking separate approval of the various items included within the Proposal. The Special Committee, the Compensation Committee and the ELMG Board have unanimously concluded that it would not be appropriate or in ELMG's interest to substantially reduce the outstanding LXE Shares, and thereby further reduce the trading market for those Shares, without providing for the exchange or conversion of all LXE Minority Shares, and for the conversion of outstanding LXE Options issued as part of LXE's incentive and compensation programs for its directors and employees. These Committees and the ELMG Board have also unanimously concluded that it is not in ELMG's interest to pursue either of the alternative dispositions of the LXE Options in the Merger, as described under the heading "The Proposed Merger -- Conversion of LXE Options," even though those alternatives do not require shareholder approval.

     Except with respect to requirements for shareholder approval specified in the ELMG Stock Plan, shareholder approval is not required by applicable state corporate law in order to complete either the Exchange Offer or the Merger. Dissenting ELMG shareholders have no rights of appraisal or similar rights with respect to the Merger or other matters included in the Proposal.

                     ----------------------
THE BOARD OF DIRECTORS, INCLUDING THOSE MEMBERS WHO HAVE NO
PERSONAL INTEREST IN LXE SHARES OR OPTIONS, UNANIMOUSLY
RECOMMENDS THAT YOU VOTE "FOR" THE PROPOSAL.




                     SECURITY OWNERSHIP

     The following table sets forth certain information concerning ELMG Shares and LXE Shares beneficially owned as of October 3, 1996 (except as otherwise noted), by the Company's directors; executive officers named in the Summary Compensation Table appearing below; John J. Farrell, Jr., President of LXE, who is considered to be an ELMG executive officer for these purposes and is expected to be included as a named officer with respect to 1996; and by persons who beneficially own more than 5% of the ELMG Shares. The table also sets forth the potential issuance of ELMG Shares as a result of the Exchange Offer and proposed Merger, based on each person's holdings of LXE Shares or LXE Options. Except as otherwise indicated, each person possessed sole voting and investment power with respect to the shares shown.



                                     ELMG Shares                LXE Shares
                               -----------------------  -------------------------
                                                                                  Potential ELMG
                                                                                  Shares Upon       Potential
                               Amount of    Approximate  Amount of    Approximate  Exchange/        Percent of
                               Beneficial   Percent of   Beneficial   Percent of   Conversion of    Outstanding
     Name                      Ownership      Class      Ownership    Class      LXE Shares       ELMG Shares
     ----                      ---------    ----------   ----------  ----------   ------------     ------------

Kopp Investment Advisors, Inc. 1,427,855 (1)     %        310,305(1)      %          1,710,583           %
  6600 France Avenue So.
  Edina, Minnesota 55435

David A. Rocker                  779,252 (2)     9.9%         -            *          779,252          8.9%
  Suite 1759
  45 Rockefeller Plaza
  New York, New York 10111

Dimensional Fund Advisors, Inc.  491,499 (3)     6.2%       168,900       3.2%         618,174          7.0%
  1299 Ocean Avenue
  Santa Monica, California  90401

Brinson Partners, Inc.           491,800         6.2%         -             *          491,800          5.6%
  209 South LaSalle
  Chicago, Illinois 60604-1295

Wellington Management Company    403,000         5.1%          -            *          403,100          4.6%
  75 State Street
  Boston, Massachusetts  02109


Anthony J. Iorillo                 2,000 (4)        *           -            *             2,000             *
Jerry H. Lassiter                 17,672 (4)        *           -            *            17,672             *
John H. Levergood                  2,000 (4)        *           -            *             2,000             *
John B. Mowell                    30,784 (4)        *      26,900 (5)        *            50,959             *
John E. Pippin                   223,865 (4)      2.8%    114,210 (5)      2.0%          309,523          3.5%
Don T. Scartz                     54,728 (4)        *       4,092 (5)        *            57,797             *
Thomas E. Sharon                 164,155 (4)      2.1%     48,219 (5)        *           200,319          2.3%
William S. Jacobs                 22,033 (4)        *       7,000 (5)        *            26,751             *
John J. Farrell, Jr.               6,000 (4)        *           -            *             6,000             *
Jeffrey A. Leddy                  33,199 (4)        *           -            *            33,199             *
Neilson A. Mackay                 22,336 (4)        *           -            *            22,336             *

All directors and executive officers
 as a group (11 persons)         578,772          7.3%    200,421          3.5%           728,566          8.3%
------------------------------------

* Percentage of shares beneficially owned does not exceed 1%

    (1) Information as of November __, 1996. Kopp Investment Advisors, Inc. has advised that it exercises investment discretion as to all listed shares, but exercises voting power only as to approximately 85,000 ELMG Shares and 15, 000 LXE Shares. Kopp Advisors is the record owner of 15,000 ELMG Shares and 5,000 LXE Shares.

    (2) David A. Rocker has advised that the shares of which he is deemed to have beneficial ownership are owned by Rocker Partners, L. P., a New York limited partnership (733,496 shares) and Compass Holdings, Ltd., a corporation organized under the Business Companies Ordinance of the British Virgin Islands (81,956 shares). Ownership data is as of September 20, 1996.

    (3) Dimensional Fund Advisors, Inc. (Dimensional) has advised that the shares of which it is deemed to have beneficial ownership are held in the portfolios of DFA Investment Dimensions Group Inc., a registered open-end investment company, or in series of the DFA Investment Trust Company, a Delaware business trust, or the DFA Group Trust and DFA Participation Group Trust, investment vehicles for qualified employee benefit plans; Dimensional serves as investment manager to all of these entities. Dimensional disclaims beneficial ownership of all such shares. Ownership data is as of September 20, 1996.

    (4) Includes shares that are subject to currently exercisable options in the amounts of 2,000 for Mr. Iorillo, 10,782 for Mr. Lassiter, 2,000 for Mr. Levergood, 10,782 for Mr. Mowell, 130,514 for Dr. Pippin, 42,000 for Mr. Scartz, 109,916 for Dr. Sharon, 9,000 for Mr. Jacobs, 28,000 for Mr. Leddy, and 20,000 for Dr. Mackay. For Mr. Mowell, Dr. Pippin and Mr. Jacobs, these totals also include 5,000, 42,593 and 7,400 shares, respectively, as to which each person shares voting and investment power with family members but disclaims beneficial interest.

    (5) Includes shares that are subject to currently exercisable options in the amounts of 15,900 for Mr. Mowell, 95,400 for Dr. Pippin, 40,893 for Dr. Sharon, 2,000 for Mr. Scartz, and 5,000 for Mr. Jacobs. The total for Mr. Mowell also includes 1,000 shares, and for Mr. Jacobs 300 shares, as to which each shares voting and investment power with a family member, but disclaims beneficial interest.

                        ------------------------

Additional Information About LXE Options

    The following table provides information concerning the expiration dates and exercise prices of LXE Options held by ELMG directors and executive officers and other specified groups, and of the ELMG Options into which their LXE Options would be converted if the proposed Merger occurs. Expiration dates would not be affected. The stated value of unexercised in-the-money options is the same for the ELMG Options following the Merger as for the converted LXE Options prior to the Merger.


                   LXE Options Currently Held               ELMG Options Received in the Merger
                   --------------------------    ----------------------------------------------------
                      Number of                            Number of                     Market Value   Value of Unexercised
                     Underlying   Expiration     Exercise  Underlying     Exercise of    Underlying     In-the-Money Options
    Name               Shares       Dates         Prices     Shares       Prices         ELMG Shares*   Converted in the Merger*
                     ----------   ----------     --------- ----------     ----------     ------------   ------------------------
John B. Mowell         15,900     9/26/00        $5.66          11,925          7.55          205,706              99,315
John E. Pippin         95,400     1/01/99         3.77          71,550          5.03        1,234,238             776,198
Don T. Scartz          19,875     9/26/02         5.66          14,906          7.55          257,133             124,144
                        2,000     4/24/98        15.25           1,500         20.33           25,875                -
Thomas E. Sharon       40,893     1/01/99         3.77          30,670          5.03          529,053             332,716
William S. Jacobs       5,000     3/13/98        18.25           3,750         24.33           64,688                -
John J. Farrell, Jr.   20,000     5/15/04        15.00          15,000         20.00          258,750                -

All Executive
 Officers as a Group
 (4 persons)             87,768   1/01/99 -       3.77 -        65,826          5.03 -      1,135,499             456,860
                                  5/15/04        18.25                         24.33
 Non-Executive
 Directors as a
 Group
 (2 persons)            111,300   1/01/99 -       3.77 -        83,475          5.03 -      1,439,944             875,514
                                  9/26/00         5.66                          7.55
Non-Executive
 Employees as
 a Group:
Market price exceeds
  exercise price        107,975   1/01/99 -       3.77 -        107,975         7.65 -      1,856,184             825,398
                                  9/26/00        11.25                         15.13

Exercise price exceeds
 market price            59,500   7/26/97 -      13.75 -        59,500         17.63 -        944,563               -
                                  4/24/98        18.25          22.13
--------------------------

*Based on the $_____ final sales price of the ELMG Shares on November __, 1996.

                                ------------------------




                   EXECUTIVE COMPENSATION AND OTHER INFORMATION

    The following table discloses, for the years ended December 31, 1995, 1994 and 1993, the cash compensation paid by the Company and its subsidiaries, as well as certain other compensation paid, accrued or granted for those years, to the Chief Executive Officer and to each of the four most highly compensated other executive officers whose combined salary and bonus compensation for 1995 exceeded $100,000.

                                                     Summary Compensation Table


                                                                  Long-Term Compensation         All Other
                                   Annual Compensation                   Awards                Compensation(1)
                            ------------------------------    ---------------------------    ---------------
                                                                            Securities
                                                                                Underlying
     Name and                                                    Restricted     Options/SAR's
Principal Position            Year  Salary    Bonus   Other(2)     Stock(3)    (No. Of Shares)
---------------------         ----  ------    -----   ------     ----------     -------------

Thomas E. Sharon             1995    $228,082  $ -0-     -0-           $ -0-          12,000            $21,412
 President, Chief            1994     185,589  100,000   -0-           24,969           -0-              20,367
 Executive Officer           1993     173,579   30,000   -0-             -0-           7,500             19,920
 (from July 1994)
 and Director

Don T. Scartz                1995     146,931    -0-      -0-            -0-           7,000             26,801
 Senior Vice President       1994      60,000    -0-     14,981          -0-              23,906
 and Chief Financial         1993     132,505   20,000    -0-            -0-           5,000             21,982
 Officer, Treasure                    124,697

William S. Jacobs            1995     139,160    -0-      -0-            -0-           4,000             26,269
 Vice President, General     1994     133,803   30,000    -0-           9,988           -0-              23,621
 Counsel and Secretary       1993     130,065   15,000    -0-            -0-           4,000             16,427

Jeffrey A. Leddy             1995     111,931   28,000    -0-            -0-            -0-               5,466
 President, EMS              1994      98,095   37,500    -0-          12,455          5,000              4,413
 Technologies, Inc.          1993      90,922   20,000    -0-            -0-           4,000              3,734

Neilson A. Mackay            1995    130,548    15,000    -0-            -0-            -0-               5,673
 President, CAL              1994    119,971    22,500    -0-           7,461          2,500              7,034
 Corporation                 1993    103,227    20,000    -0-            -0-          20,000                -0-

Footnotes to Summary Compensation Table:

(1) For 1995, includes in the case of Dr. Sharon, $2,310 in matching contributions under the 401(k) plan, $8,118 in benefits associated with a split-dollar life insurance arrangement, and $10,984 under the defined contribution retirement plan; in the case of Mr. Scartz, $2,939 in matching contributions under the 401(k) plan and Employee Stock Purchase Plan, $9,753 under split-dollar insurance arrangements, and $14,109 under the defined contribution retirement plan; in the case of Mr. Jacobs, $3,826 in matching contributions under the 401(k) and stock purchase plans, $12,236 under split-dollar insurance arrangements, and $10,207 under the defined contribution retirement plan; in the case of Dr. Mackay, $2,572 in matching contributions under the stock purchase plan and $3,101 under the separate defined contribution retirement plan maintained by CAL Corporation; and in the case of Mr. Leddy, $1,679 in matching contributions under the 401(k) plan and $3,787 under the defined contribution retirement plan. In each case, the split-dollar insurance arrangement benefit is the sum of (i) the premiums paid by the Company attributable to the term insurance portion of the policy, plus (ii) the implicit value of the balance of the premium, treating such balance as an interest-free loan to the scheduled termination date of the arrangement, based on interest and discount rates of 8%.

(2) Does not include personal benefits that do not exceed the applicable reporting threshold for any officer.

(3) Represents the value, based on an $11.75 market price on the date of award, of 2,125 shares awarded in January 1995 to Dr.
Sharon, 1,275 shares to Mr. Scartz, 850 shares to Mr. Jacobs, 635 shares to Dr. Mackay and 1,060 shares to Mr. Leddy.  None of the named executive officers holds any other shares of restricted stock.  The shares of restricted stock vested one year after the
award date, subject to continued service for such year.   Any
dividends paid on shares of restricted stock would be subject to the same restrictions as the shares.

                   ------------------------



Option Exercises During Last Fiscal Year and Year-End Option Values

    The following chart sets forth certain information with respect to the named executives concerning the exercise in 1995 of ELMG Options, and unexercised ELMG Options held as of December 31, 1995:


                                                           Number of Shares Under-                Value of Unexercised
                                Year Ended                 lying Unexercised Options             In-the-Money Options at
                              December 31, 1995            Held at December 31, 1995                December 31, 1995
                        ----------------------------       ----------------------------       ----------------------------
                        Shares Acquired       Value
      Name                on Exercise       Realized       Exercisable    Unexercisable       Exercisable    Unexercisable
      ----                -----------       --------       -----------    -------------       -----------    -------------
Thomas E. Sharon             75,551         $542,162       118,591          19,500             465,748           34,688
Don T. Scartz                 4,000           43,000        37,000          12,000             187,750           23,125
William S. Jacobs              -0-              -0-          5,000           8,000              12,500           18,500
Neilson A. Mackay              -0-              -0-           -0-           22,500                -0-            99,375
Jeffrey A. Leddy              4,470           40,658        17,575          17,000              84,391           78,250

                                                    -----------------------
          The following chart sets forth certain information with respect to the named executives concerning the exercise in 1995 of LXE Options, and unexercised LXE Options held as of December 31, 1995:

                                                            Number of Shares Under-              Value of Unexercised
                                  Year Ended               lying LXE Options Held at           In-the-Money LXE Options
                                December 31, 1995              December 31, 1995                 at December 31, 1995
                           -------------------------       ----------------------------       ----------------------------
                          LXE Shares
                          Acquired           Value
      Name                on Exercise       Realized       Exercisable    Unexercisable       Exercisable    Unexercisable
      ----                -----------       --------       -----------    -------------       -----------    -------------
Thomas E. Sharon             -0-            $ -0-            40,893          -0-              $118,312          -0-
Don T. Scartz                -0-              -0-             2,000        19,875               -0-          53,961
William S. Jacobs            -0-              -0-             5,000          -0-                -0-             -0-

Option Grants During the Last Fiscal Year

    The following named executives were granted ELMG Options during 1995:

                                                 Percentage of
                                                 Total Options        Exercise
                            Number of              Granted to            Or
                        Shares Underlying         Employees in       Base Price     Expiration       Grant Date
                         Options Granted          Fiscal 1995         Per Share        Date        Present Value*
                        -----------------        -------------       ----------     ----------     -------------
Thomas E. Sharon             12,000                   17.4%            $11.75         1/27/01        $47,880
Don T. Scartz                 7,000                   10.1              11.75         1/27/01         27,930
William S. Jacobs             4,000                    5.8              11.75         1/27/01         15,960


* Based upon the Black-Scholes option pricing model, assuming 0.44 expected volatility, a 4.9% risk-free rate of return, no dividend yield, and three years to time of exercise.

                                             ---------------------------------
No option grants in LXE's stock were made during 1995 to the named executives.



Employment Agreement

    The Company has an employment agreement with Dr. Sharon for services as an executive officer. This agreement originally would have expired on December 31, 1993, but during 1992 was extended to December 31, 1996, and in 1994 was further extended
to December 31, 1998.   The specified minimum annual salary, as
amended in 1994, is $200,000.   In addition, Dr. Sharon is
entitled to bonuses in amounts determined by the Board of Directors. In the event of disability, the salary would be continued at 100% less the amount of any other Company-sponsored disability benefits. In the event of death, 50% of the salary amount would be paid to Dr. Sharon's estate for the remainder of the contract term. In the event of a change in control of the Company after which Dr. Sharon resigned or his employment was terminated other than for cause or breach of the agreement, or due to death or disability, the Company would be obligated to pay to Dr. Sharon an amount determined by obtaining the product of
(a) the greater of (i) his aggregate taxable compensation for the calendar year preceding the calendar year in which his employment expires, or (ii) his annualized salary for the calendar year in which his employment expires plus the greater of his aggregate bonus paid during either such year or the prior calendar year, and (b) the period expressed in years from the date his employment expires to the latest to occur of (i) December 31, 1998, (ii) the latest extension, if any, of the expiration date of his term of employment, or (iii) the third anniversary of the date on which the change of control occurs, which product shall be discounted to present value. However, the amount payable to Dr. Sharon in connection with a change in control may not exceed the maximum amount that the Company would be entitled to deduct as compensation expense for federal income tax purposes.


Compensation and Other Arrangements with Directors

    Each director who is not an employee of the Company is paid $1,000 per meeting attended (excluding telephonic meetings) plus $3,000 per quarter served. Each director who is also an employee of the Company is paid $500 per meeting attended (excluding telephonic meetings) and $500 per quarter served. Committee meetings that are not held in conjunction with a full Board meeting are separately compensated at the rate of $500 or $1,000 per meeting, depending on the time commitment required. Travel expenses are paid to out-of-town directors.

    Non-employee directors receive, effective on their first date of election, an option under the ELMG Stock Plan for the purchase of 10,000 shares of common stock. These options have an exercise price equal to the fair market value of the ELMG Shares on the date of grant, and become exercisable as to 2,000 shares on the date six months following the date of grant and as to an additional 2,000 shares on each of the first through fourth anniversaries of such six-month date. However, these options become immediately exercisable in the event of a third-party tender or exchange offer for the ELMG Shares, or if any person becomes the beneficial owner of 50% or more of the outstanding ELMG Shares. The exercise price (together with any applicable taxes) may be paid in cash, by delivery of ELMG Shares (valued at their fair market value at the time of exercise), or by a combination of cash and Shares. Upon the optionee ceasing to be a director for any reason, these options terminate and are forfeited to the extent that they are not exercisable at that time. Once exercisable, these options are non-forfeitable and remain exercisable until the tenth anniversary of the date of grant.

    During 1995, the foregoing options were automatically granted to Messrs. Iorillo and Levergood, who were first elected as directors during that year. Because Dr. Pippin was already a member of the Board of Directors at the time he retired as an employee, he did not receive the automatic option grant received by other non-employee directors. Accordingly, the Board of Directors, pursuant to the recommendation of the Compensation Committee, awarded Dr. Pippin an option, not under any plan, for 10,000 shares, on terms substantially identical to the automatically granted options (including an exercise price equal to fair market value on the date of grant, or $11.75), except that in view of Dr. Pippin's age and duties as Chairman, the options vest in three increments over three terms of service as a director.

    At the time of Dr. Pippin's retirement as CEO, he and the Company entered into a consulting arrangement under which he provides consulting services to the Company's current CEO for a period of three years. Such services are to be provided one day per week, plus additional days as requested by the CEO and agreed to by Dr. Pippin, and generally relate to the Company's strategic planning, proposed acquisitions, restructuring and integration of acquired businesses, and management organization and performance. Compensation is $5,000 per month, plus $1,000 per day for additional days. During the consulting period, Dr. Pippin will be included in the Company's group life and health insurance plans for executive officers, but will not otherwise participate in employee benefit plans. He will also continue to be provided an office and secretarial services, an automobile, and certain tax planning and return services. If during the three-year period Dr. Pippin becomes unable to provide services due to his death or disability, the basic monthly payments would be continued until the end of the three years.

    The Company has a consulting arrangement with Mr. Mowell, who provides assistance to the Company in connection with presentations to the investment community, reviews of potential financial transactions, and relations with financial analysts. For his services, Mr. Mowell receives a consulting fee of $12,000 per year plus reimbursement of expenses. The other members of the Compensation Committee have reviewed and approved the terms of this consulting arrangement.

    Dr. Pippin and Mr. Mowell have served as directors of LXE since 1989. They are currently compensated as non-employee directors of LXE at the rate of $3,000 per quarter plus $1,000 per meeting attended, and $500 or $1,000 (depending on the time commitment required) for attending any committee meetings not held in conjunction with a meeting of the LXE board. Dr. Pippin and Mr. Mowell also have served since 1993 as directors of CAL Corporation, another subsidiary of the Company, for which they and other non-employee directors are currently compensated at the rate of Can$1,500 per year plus Can$500 per meeting attended.

Compensation Committee Interlocks and Insider Participation.

    During a portion of 1995, William F. Evans, a former officer of the Company and its Senior Vice President from 1985 to 1988, served as a member of the Compensation Committee. Mr. Evans retired as a member of the ELMG Board on April 21, 1995, the date of the 1995 Annual Meeting of Shareholders. Thereafter, the Compensation Committee did not include any current or former Company officer or employee.



                   AMENDMENT OF THE ELMG STOCK PLAN

Proposed Amendment

    As described above at the at "The Proposal -- The Proposed Merger," if the Merger occurs outstanding LXE Options will be converted into ELMG Options to acquire .75 ELMG Shares for each LXE Share under option, at exercise prices adjusted proportionately upwards by one-third such that the aggregate exercise price for each option remains unchanged by the conversion. If none of the outstanding LXE Options are exercised prior to the Merger, an aggregate of 274,907 ELMG Shares would become issuable upon conversion of the LXE Options.

    Of the 500,000 ELMG Shares available for grant or option under the ELMG Stock Plan, 426,720 Shares have been issued or are subject to outstanding options, leaving only 73,280 Shares available for option under that Plan. In order to convert the LXE Options into ELMG Options under the ELMG Stock Plan, the ELMG Board has amended that Plan, subject to shareholder approval, to increase the number of issuable shares from 500,000 to 500,000 plus that number required to convert LXE Options in the proposed Merger. The maximum number of additional ELMG Shares that could become issuable is 774,907, and this number would be reduced to the extent that any LXE Options are exercised prior to the Merger.

    In some cases, holders of LXE Options are not currently LXE employees, because they are either non-employee directors of LXE or are former employees. However, the ELMG Stock Plan does not provide for grants of ELMG Options to persons who are not ELMG directors or current employees of either ELMG or its subsidiaries. For this reason, the ELMG Board has amended the Plan, subject to shareholder approval, to permit the conversion of all outstanding LXE Options into ELMG Options, regardless of whether the holder is otherwise currently eligible to receive an Option under the Plan.

    Shareholder approval of the Proposal will constitute shareholder approval of each of the foregoing Plan amendments.

    The outstanding LXE Options have been granted under the LXE 1989 Stock Incentive Plan (the "LXE Stock Plan"). A maximum of 228,752 LXE Shares remain available for option under the LXE Stock Plan. No additional LXE Shares will be awarded or optioned prior to the Merger, and if the Merger occurs the LXE Stock Plan will be terminated without any issuance or other use of these remaining 228,752 LXE Shares.

    Disregarding ELMG Shares that would be issuable upon exercise of ELMG Options issued in the proposed Merger, 73,280 ELMG Shares remain available under the ELMG Stock Plan, and this number will not be affected by whether or not the Merger occurs. The ELMG Stock Plan by its terms expires on January 24, 1997. The ELMG Board of Directors believes that options are an important component of the Company's compensation and incentive programs, and expects that a proposal will be presented to the shareholders at the 1997 Annual Meeting for an amended or new stock plan for use in future years. However, the terms of any such plan or have not yet been determined.

Description of the ELMG Stock Plan

    The ELMG Stock Plan was adopted by the ELMG Board of
Directors and approved by its shareholders in 1992. This Plan provides for the grant of options ("ELMG Options" or "Options") to purchase ELMG Shares, and for the issuance of ELMG Shares ("Awards"). Any Shares issued pursuant to Awards may be subject to a number of restrictions, including the possibility of forfeiture under certain circumstances. The Plan will expire on January 24, 1997, but ELMG Options or Awards granted prior to that date will remain in effect according to their terms.

    The ELMG Stock Plan was adopted because the Board believes that stock-based incentive compensation is critical to the Company's ability to employ and retain qualified managerial and other key personnel. The Plan is intended to provide participants with an opportunity to increase their stock ownership in the Company and to give them an additional incentive to achieve the Company's objectives. Options may be granted and Awards may be made only to employees of the Company or a subsidiary and to directors of the Company. The Plan is administered by the Stock Incentive Committee of the Board of Directors, which selects the recipients of Options and Awards. However, the Compensation Committee, which consists solely of non-employee members of the ELMG Board, serves as the administering committee with respect to Options and Awards for directors and executive officers. The appropriate Committee has the authority to determine the terms of Options and Awards consistent with requirements of the Plan, to interpret the Plan, to adopt and amend rules relating to it, and to amend or replace outstanding Options and Awards, subject to grantee approval and the requirements of the Plan. The Plan provides that Committee members shall not be liable to any person for any actions taken in good faith.

    The Board of Directors has the right at any time to terminate or amend the ELMG Stock Plan, but no such action may terminate Options already granted or otherwise affect the rights of any holder of an outstanding Option or shares issued pursuant to an Award, without the holder's consent. Except with shareholder approval, the Board may not amend the Plan to materially increase the total number of shares of stock subject to the Plan, to materially change or modify the class of eligible participants, or to otherwise materially increase the benefits to participants. In addition, the provisions governing automatic grants of Options to non-employee directors, as described below, may not be amended more frequently than once every six months.

    Stock Options. The Company receives no consideration upon the granting of an Option. Options may be granted either as incentive stock options (which qualify for certain favorable tax consequences, as discussed below) or as non-qualified stock options. To date, no Options qualifying as incentive stock options have been issued under the Plan. The appropriate Committee determines the number of shares, exercise price, the term, any conditions on exercise, the consequences of any termination of employment, and other terms of each Option. In the case of an Option intended to be an incentive stock option, the term of the Option may not exceed ten years from the date of grant and the exercise price may not be less than 100% of the fair market value of the common stock on the date of grant. With respect to non-qualified stock options, there is no limit on the term of the Option, and the exercise price may be as low as 50% of fair market value on the date of grant; in practice, discretionary Options granted under the Plan have had terms of six years and exercise prices equal to fair market value on the date of grant. Any Options granted at a price below the fair market value per share on the date of grant would result in a compensation expense to the Company in the year of grant (or during any period of service required for vesting of the Option) equal to the "discount," which is the amount by which the aggregate fair market value of the optioned shares on the date of grant exceeded the aggregate exercise price for those shares; this accounting expense is essentially the same as for a cash bonus equal to the amount of the discount, but no cash payments by the Company are involved. For Options granted at an exercise price equal to the fair market value on the date of grant, no compensation expense is incurred, either at the time of grant or upon exercise.

    The exercise price (together with any applicable taxes) is payable in full upon exercise, and payment may be made in cash, by delivery of ELMG Shares (valued at their fair market value at the time of exercise), or by a combination of cash and Shares.

    In the discretion of the appropriate Committee, Options under the ELMG Stock Plan may include a "reload option," but no such provision has been included in any Options. A reload option, if included in the original Option, would be triggered when an optionee paid the exercise price of, or withholding taxes related to, all or a portion of the original Option by delivering ELMG Shares. In that event, the optionee would automatically be granted an additional Option to acquire the same number of Shares as had been so delivered or withheld. The reload option would be subject to all of the terms and conditions of the original Option, except that the exercise price per share would be equal to the fair market value of the ELMG Shares on the date the original Option was exercised, and except that the Committee could specify additional conditions or contingencies, such as continued employment by the Company or holding of the Shares acquired upon exercise of the original Option for a specified period of time.

    Options granted under the Plan may not be transferred by an optionee other than by will or by the laws of descent and distribution, or pursuant to certain orders which may be issued in connection with a divorce proceeding.

    Options for Non-Employee Directors. Each person who is elected a director, and who is not an employee of the Company or any subsidiary, is automatically granted an Option for the purchase of 10,000 ELMG Shares. These Options have an exercise price equal to the fair market value of the ELMG Shares on the date of grant, and become exercisable as to 2,000 Shares on the date six months following the date of grant and as to an additional 2,000 Shares on each of the first through fourth anniversaries of such six-month dates. However, these Options become immediately exercisable in the event of a third-party tender or exchange offer for the ELMG Shares, or if any person becomes the beneficial owner of 50% or more of the outstanding ELMG Shares. The exercise price (together with any applicable taxes) may be paid in cash, by delivery of ELMG Shares (valued at their fair market value at the time of exercise), or by a combination of cash and Shares. Upon the optionee ceasing to be a director for any reason, these Options terminate and are forfeited to the extent that they are not exercisable at that time. Once exercisable, these Options are non-forfeitable and remain exercisable until the tenth anniversary of the date of grant.

    Awards of Restricted Shares. Under the ELMG Stock Plan, up to 100,000 ELMG Shares may be issued as Awards of restricted stock, but the actual number issued to date is 12,370. The recipient of an Award is issued ELMG Shares ("Restricted Shares") in consideration of services performed or to be performed as a condition to the lapse of restrictions applicable to the Restricted Shares. Recipients do not make any payment to the Company in exchange for the Restricted Shares. Each Award is governed by a restriction agreement containing such conditions and restrictions applicable to the Restricted Shares as the appropriate Committee may determine. The restrictions may include forfeiture of some or all of the Restricted Shares in certain circumstances, such as termination of employment.

    The appropriate Committee may require that Restricted Shares be held by the Company or in escrow pending the lapse of any restrictions. Until any restrictions on Restricted Shares have lapsed, the Restricted Shares are not transferrable except by the laws of descent and distribution or pursuant to certain orders which may be issued in connection with a divorce proceeding. Unless the appropriate Committee determines otherwise, recipients of Restricted Shares have the right to vote the Restricted Shares and to receive dividends or distributions made with respect to them.

    An Award of Restricted Shares results in compensation expense to the Company in an amount equal to the fair market value of the Restricted Shares (calculated without considering any restrictions imposed in connection with the Award) at the time of the Award. Such expense may be recognized ratably over the period during which the restrictions continue in effect.


Federal Income Tax Consequences

    Incentive Stock Options. There are no federal income tax consequences to an optionee or to the Company on the granting of an incentive stock option. When an optionee exercises an incentive stock option, the optionee will not recognize any taxable income, and the Company will not be entitled to a deduction. The optionee will recognize capital gain or loss at the time of disposition of shares acquired through the exercise of an incentive stock option if the shares have been held for at least two years after the option was granted and one year after it was exercised. The Company will not be entitled to a tax deduction if the optionee satisfies these holding-period requirements. The federal income tax advantage of incentive stock options to the holder who meets the holding-period requirements is a deferral, until the acquired stock is sold, of taxation of any increase in the stock's value from the time of grant of the option to the time of its exercise, and taxation of such gain, at the time of sale, as capital gain rather than ordinary income.

    For the purpose of calculating tax upon disposition where stock is surrendered in payment of the option price, the capital gains holding period and basis of the new shares, to the extent of the old shares surrendered, is the same as for the old shares; the holding period for the additional shares (that is, the shares received on exercise in excess of the old shares surrendered) begins on the date the option is exercised, and such additional shares have a basis equal to the amount, if any, of the price of the optioned shares paid in cash.

    If the holding period requirements are not met, then upon sale of the shares the optionee generally recognizes as ordinary income the excess of the fair market value of the shares at the date of exercise over the option price; any increase in the value of the optioned stock subsequent to exercise is long or short-term capital gain to the optionee depending on the optionee's holding period for the shares. However, if the sale is for a price less than the value of the shares on the date of exercise, the optionee may recognize ordinary income only to the extent the sales price exceeded the option price. In either case, the Company is entitled to a deduction to the extent of ordinary income recognized by the optionee.

    Non-Qualified Stock Options. Generally, when a non-qualified stock option is exercised, the optionee recognizes income in the amount of the aggregate fair market value of the shares received upon exercise, less the aggregate amount paid for those shares, and the Company may deduct as an expense the amount of income so recognized by the optionee, if the Company satisfies certain tax withholding requirements. The holding period of the acquired shares begins upon the exercise of the option, and the optionee's basis in the shares is equal to the fair market value of the acquired shares on the date of the exercise.

    If the optionee pays all or part of the purchase price by delivering shares of common stock, there are no federal income tax consequences to the optionee or the Company to the extent of the number of shares so delivered. As to any additional shares issued, the optionee recognizes income equal to the aggregate fair market value of the additional shares received, less any cash paid to the Company, and the Company is allowed to deduct the amount of such income, if the Company satisfies certain tax withholding requirements. The holding period and basis of the new shares, to the extent of the number of old shares delivered, is the same as for the old shares. The holding period for the additional shares begins on the date the option is exercised, and the basis in those additional shares is equal to their fair market value on the date of exercise.

    Restricted Shares. The grantee of an Award is required to provide for the payment of withholding taxes at the time his or her Award results in taxable income. In the discretion of the appropriate Committee, payment of taxes resulting from any award may be made by delivering already-owned Shares, or by authorizing the Company to withhold and cancel a portion of the Restricted Shares, in each case based on the fair market value of the shares at that time.

            SELECTED FINANCIAL DATA FOR ELMG AND LXE

    The following tables present summary historical consolidated financial information for ELMG and LXE, which is derived from the separate historical consolidated financial statements of ELMG and LXE. The historical consolidated financial information as of December 31, 1995, 1994, 1993, 1992 and 1991, and for the years then ended, has been derived in part from audited consolidated financial statements of ELMG and LXE , respectively. The consolidated financial statements of both ELMG and LXE as of December 31, 1995 and 1994, and for each of the years in the three-year period ended December 31, 1995, are incorporated by reference in this Proxy Statement. Historical consolidated financial information as of September 30, 1996 and 1995, and for the nine-month periods then ended, is derived in part from unaudited consolidated financial statements incorporated by reference elsewhere in this Proxy Statement. In each case, the following summary financial information should be read along with the incorporated consolidated financial statements and related notes. See "Incorporation by Reference of Certain Documents."

                                                  (In thousands, except per share amounts)

                                    Nine Months
                                      Ended                                 Years Ended
                                   September 30                             December 31
                                 ---------------         -----------------------------------------------
ELMG                             1996       1995         1995       1994       1993      1992       1991
                                 ----       ----         ----       ----       ----      ----       ----
Consolidated results of
 operations for period:
   Net sales                   $106,771    93,930      128,950    117,993     99,004    71,822     75,340
   Gain on initial public
    offering of LXE common
    stock, net of income
    taxes                      $    -         -            -          -          -         -        3,638
  Earnings from continuing
    operations                 $  2,916     1,434        2,310      4,263      1,391       924      7,456
  Earnings from continuing
    operations per common
    and common equivalent
    share                      $    .38       .20          .32        .58        .20       .10        .98
  Weighted average number
    of common and common
    equivalent shares
    outstanding                   7,669     7,124        7,266      7,043      6,856     7,331      7,605

Consolidated financial
condition at end of
period:
  Total assets                 $114,841   100,934      104,954     96,751     87,861    72,970     75,147
  Long-term debt
    (excluding current
    installments)                12,422     4,262       10,989      4,592      5,060       927      1,104
  Minority interest in
    LXE                           6,093     9,236        9,274      8,681      7,155     7,012      5,971
  Stockholders' equity           68,134    60,209       60,209     56,431     51,548    50,079     52,063


No cash dividends have been declared or paid during any of the periods presented.

                                     (In thousands, except per share amounts)


                                  Nine Months
                                    Ended                                  Years Ended
                                 September 30                              December 31
                              -----------------       --------------------------------------------------
LXE                             1996      1995         1995        1994       1993      1992       1991
                              -------    ------       ------      ------     ------    ------     ------
Consolidated results of
 operations for period:
  Net sales                  $ 18,243    45,188       62,291      63,142     45,643    44,401     38,721
  Net earnings (loss)        $    504      (299)        (165)      4,122        336     3,310      3,236
  Net earnings (loss)
    per  common
    and common equiva-
    lent shares              $    .09      (.05)        (.03)        .71        .06       .57        .60
  Weighted average number
    of common and common
    equivalent shares
    outstanding                 5,734     5,525        5,532       5,766      5,721     5,786      5,398

Consolidated financial
 condition at end of
 period:
  Total assets               $ 54,388    48,295       49,481      45,741     37,865    37,115     32,718
  Long-term debt
    (excluding
    current install-
    ments)                      8,500       144        6,925         350        594       827      1,004
  Long-term debt to
    parent and due to
    parent - non current        1,191     1,466        1,397       1,672      1,946     2,221      2,473
  Stockholders' equity         32,929    32,478       32,611      32,298     27,713    27,264     23,663


No cash dividends have been declared or paid during any of the periods presented.




      PRO FORMA CONSOLIDATED FINANCIAL INFORMATION -- UNAUDITED

    The unaudited pro forma financial information is presented for informational purposes only and is not necessarily indicative of either future results of operations or financial position or of the results of operations or financial position that would have been reported had the Exchange Offer and Merger been completed at the beginning of the respective periods or as of the dates for which such unaudited pro forma information is presented.

    The following unaudited Pro Forma Consolidated Financial Statements for ELMG have been prepared based upon the historical consolidated results of operations and the historical financial condition of ELMG and LXE. LXE is a 81% owned subsidiary of ELMG and, accordingly, has been consolidated and included in the historical consolidated financial statements of ELMG. The pro forma consolidated financial data give effect to the Exchange Offer and Merger, resulting in LXE being a wholly owned subsidiary of ELMG. The Exchange Offer and Merger are accounted for as a purchase based upon the conversion (i) of each LXE Share into .75 ELMG Shares and (ii) of each LXE Option into an option for ELMG Shares on the basis of .75 ELMG Shares for each share subject to the LXE Option, with the per-share exercise price being adjusted upwards by one-third. The Pro Forma Consolidated Balance Sheet as of September 30, 1996, assumes that the Exchange Offer and Merger occurred effective as of the date presented. The Pro Forma Consolidated Income Statements assume that the Exchange Offer and Merger occurred effective as of the first day of each period presented.

    The Pro Forma Consolidated Financial Statements should be read in conjunction with the accompanying pro forma notes and the separate historical consolidated financial statements and related notes thereto of ELMG and LXE reported in Annual Reports on Form 10-K for the fiscal year ended December 31, 1995, and Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30 and September 30, 1996, which are incorporated herein by reference. See "Incorporation by Reference of Certain Documents."

                                                  ELMG
                         Pro Forma Consolidated Balance Sheet -- Unaudited
                                          September 30, 1996
                                            (In thousands)


                                                          Pro Forma
                                         As Reported     Adjustments   As Adjusted
                                         -----------     -----------   -----------

ASSETS
Current assets
 Cash and cash equivalents               $  4,210                         4,210
 Trade accounts receivable, net            45,512                        45,512
 Inventories                               17,694                        17,694
 Deferred income taxes                      1,363                         1,363
                                          -------                       -------
     Total current assets                  68,779                        68,779
                                          -------                       -------
Net property, plant and equipment          30,315                        30,315
Other assets                                8,875                         8,875
Goodwill, net of accumulated
  amortization                              6,872        10,215 (a)      17,087
                                          -------                       -------
                                         $114,841                       125,056
                                          =======                       =======
LIABILITIES AND
STOCKHOLDERS' EQUITY
Current liabilities                      $
 Current installments of
  long-term debt                            3,029                         3,029
 Accounts payable and
  accrued liabilities                      18,119                        18,119
 Other current liabilities                  2,636                         2,636
                                          -------                       -------
     Total current liabilities             23,784                        23,784
                                          -------                       -------
Long-term debt, excluding
 current installments                      12,422                        12,422
Deferred income taxes (note 3)              4,408                         4,408

                                          -------                       -------
     Total liabilities                     40,614                        40,614
                                          -------                       -------
Minority interest in LXE                    6,093        (6,093)(b)           0
Stockholders' equity:
 Paid-in capital                           16,373        16,308 (c)      32,681
 Retained earnings                         51,761                        51,761
                                          -------                       -------
     Total stockholders' equity            68,134                        84,442
                                          -------                       -------
                                         $114,841                       125,056
                                          =======                       =======
Pro forma adjustments:
(a)  Goodwill from Exchange
      Offer and Merger, net of
      amortization
(b)  Eliminate minority interest
(c)  Issue ELMG shares to
      repurchase LXE

See accompanying notes to Unaudited Pro Forma Consolidated Financial Statements.

                                                   ELMG
                      Pro Forma Consolidated Statement of Income --Unaudited
                              Nine Months Ended September 30, 1996
                            (In thousands, except per share amounts)

                                                          Pro Forma
                                         As Reported     Adjustments   As Adjusted
                                         -----------     -----------   -----------

Net sales                                $ 106,771                       106,771
Cost of sales                               69,094                        69,094
Selling, general and
 administrative expenses                    23,053           307 (a)
                                                            (315)(b)      23,045
Research and development
 expenses                                    9,136                         9,136
                                           -------                       -------
     Operating income                        5,488                         5,496
                                           -------                       -------
Interest and other income,
 net of foreign exchange
 gains and losses                              102                           102
Interest expense                              (831)                         (831)
                                           -------                       -------
     Income before income
      taxes and LXE
      minority interest                      4,759                         4,759
Income taxes (note 3)                        1,943           120 (c)       2,063
LXE minority interest                         (100)          100 (d)         -
                                           -------                       -------
     Net earnings                        $   2,916                         2,704
                                           =======                       =======
     Net earnings per
      common and common
      equivalent share                   $     .38                           .32
                                           =======                       =======
Weighted average number
 of common and common                                        774 (e)
 equivalent shares                           7,669           142 (f)       8,585

     Pro Forma adjustments:
 (a) Amortization of goodwill
 (b) Expense savings
 (c) Income tax effect of expense
     savings
 (d) Elimination of minority interest
 (e) ELMG shares issued in the
     Exchange Offer
 (f) Common equivalent shares derived
     from LXE Options converted to
     ELMG Options

See accompanying notes to Unaudited Pro Forma Condensed Consolidated Financial Statements

                                                 ELMG

                        Pro Forma Consolidated Statement of Income --Unaudited
                                     Year Ended December 31, 1995
                              (In thousands, except per share amounts)

                                                          Pro Forma
                                         As Reported     Adjustments   As Adjusted
                                         -----------     -----------   -----------
Net sales                               $  123,950                       123,950
Cost of sales                                83,865                        83,865
Selling, general and
 administrative expenses                     30,836        369  (a)
                                                          (420) (b)        30,785
Research and development
 expenses                                    10,392                        10,392
                                            -------                       -------
     Operating income                         3,857                         3,908
                                            -------                       -------
Interest and other income,
 net of foreign exchange
 gains and losses                               675                           675
Interest expense                               (864)                         (864)

     Income before income
      taxes and LXE minority
      interest                                3,668                         3,719
                                            -------                       -------
Income taxes (note 3)                         1,402        160 (c)          1,562
LXE minority interest                           (44)        44 (d)            -
                                            -------                       -------
     Net earnings                          $  2,310                         2,157
                                            =======                       =======
     Net earnings per common
      and common equivalent
      share                                $    .32                           .26
                                            =======                       =======
Weighted average number of
 common and common equivalent
 shares                                       7,266         774 (e)
                                                            142 (f)         8,182

    Pro Forma adjustments:
(a) Amortization of goodwill
(b) Public company expense savings
    --------------
(c) Income tax effect of expense
    savings
(d) Elimination of minority interest
(e) ELMG shares issued in the Exchange
    Offer
(f) Common equivalent shares derived
    from LXE Options converted to
    ELMG Options


See accompanying notes to Unaudited Pro Forma Condensed Consolidated Financial Statements





                                ELMG
           Notes to Unaudited Pro Forma Financial Statements


1.   Basis of Presentation

    The Unaudited Pro Forma Consolidated Financial Statements for ELMG presented in this document have been prepared based upon the historical consolidated results of operations and the historical financial condition of ELMG and LXE. LXE is an 81% owned subsidiary of ELMG and, accordingly, has been consolidated and included in the historical consolidated financial statements of ELMG. The pro forma consolidated financial data give effect to (i) the Exchange Offer, assuming tht all of the outstanding LXE Shares held by shareholders other than ELMG (excluding 293,118 shares under exercisable options) are tendered and accepted by ELMG in the Exchange Offer, and (ii) the proposed Merger, resulting in LXE being a wholly owned subsidiary of ELMG. The Exchange Offer and Merger are accounted for as a purchase based upon the conversion of each LXE Share into .75 ELMG Shares. The Pro Forma Consolidated Balance Sheet as of September 30, 1996 assumes that the Exchange Offer and Merger occured effective as of the date presented.

    The Unaudited Pro Forma Consolidated Financial Statements should be read in conjunction with the separate historical consolidated financial statements and related notes thereto of ELMG and LXE reported in Annual Reports on Form 10-K for the fiscal year ended December 31, 1995, and Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30 and September 30, 1996, which are incorporated herein by reference. See "Incorporation of Documents by Reference."

2.  Assumptions

    The Unaudited Pro Forma Financial Statements include certain assumptions concerning the effects of the Exchange and Merger:

    Goodwill - ELMG will establish a new accounting basis for the portion of LXE's assets and liabilities attributable to the minority shareholders' interests being purchased. The combined value of the ELMG Shares (based upon the October 3, 1996 closing price of $17.25) and the exercisable ELMG Options (based upon the Black-Scholes option pricing model) being exchanged for LXE Shares held by the minority shareholders and LXE Options is expected to exceed the fair value of the net assets being acquired by ELMG; this excess will be allocated to goodwill, which will be amortized on a straight-line basis over a 25-year period from the date of acquisition.

    Expense Savings - As a 100% owned subsidiary, LXE would no longer incur separate SEC reporting, shareholder reporting, tax reporting, annual meeting and independent board expenses, as well as certain other separate corporate expenses. Elimination of these expenses would result in initial savings of approximately $420,000 per year.

    Conversion of LXE Options - LXE Options will be converted into options to acquire a proportionate number of ELMG Shares under ELMG's 1992 Stock Incentive Plan. The option prices of the ELMG Options would be adjusted upwards by one-third such that the aggregate exercise price of each option would be unchanged by the conversion. Under Statement of Financial Accounting Standards 123, there is no compensation charge for the conversion of the LXE Options; however, the value (based upon the Black-Scholes option pricing model) of converted ELMG Options that are exercisable will increase the amount of goodwill associated with the Exchange Offer and Merger. In addition, those converted ELMG Options that have an exercise price below the current market price of ELMG Shares will increase the common equivalent shares utilized in the calculation of earnings per share.


3.  Write-off of Deferred Income Taxes

    In 1991, ELMG recognized a pre-tax gain of approximately
$5.9 million, representing ELMG's share of the increase in LXE's book value at the time of LXE's initial public offering of common stock. ELMG provided approximately $2.2 million of deferred income tax expense on the gain, which will be written off as a result of the tax-free Exchange Offer and Merger; this write-off will be reflected in ELMG's consolidated income statement as a $2.2 million reduction of income tax expense for the year in which the Exchange Offer and Merger become effective.


                INDEPENDENT PUBLIC ACCOUNTANTS

    KPMG Peat Marwick LLP acted as the independent public accountants during the last fiscal year for both ELMG and LXE, and is also acting as such during the current fiscal year. A representative of KPMG Peat Marwick LLP is expected to be present at the Special Meeting to respond to appropriate questions, and will have the opportunity to make a statement if he desires to do so.

         INCORPORATION BY REFERENCE OF CERTAIN DOCUMENTS

    The following documents heretofore filed with the Securities and Exchange Commission are hereby incorporated in this Proxy
Statement by reference as of their respective dates:

    Electromagnetic Sciences, Inc.

    1.   Annual Report on Form 10-K for the fiscal year ended
         December 31, 1995.
    2.   Quarterly Reports on Form 10-Q for the quarters ended
         March 31, June 30 and September 30, 1996.

    LXE Inc.

    1.   Annual Report on Form 10-K for the fiscal year ended
         December 31, 1995.*

    2.   Quarterly Reports on Form 10-Q for the quarters ended
         March 31, June 30 and September 30,* 1996.

    * Copies of these items are being delivered to shareholders with the Proxy Statement.
                      --------------------

    In addition, all documents filed by ELMG or LXE pursuant to Sections 13(a),13(c), 14, or 15(d) of the Exchange Act after the date of this Proxy Statement and prior to the date of the Special Meeting shall be deemed to be incorporated by reference in this Proxy Statement and to be a part hereof from the date of filing of any such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement.

    ELMG hereby undertakes to provide without charge to each person to whom a Proxy Statement is delivered, on the written or oral request of such person, a copy of any or all of the documents referred to above, other than certain exhibits to such documents. Written requests should be addressed to William S. Jacobs, Secretary, Electromagnetic Sciences, Inc., 660 Engineering Dr., Technology Park/Atlanta, Norcross, Georgia 30092, and oral requests may be made to Mr. Jacobs by telephone (770-263-9200), or in person at the above address.


APPENDIX 1


                   ELECTROMAGNETIC SCIENCES, INC

    The undersigned hereby appoints JERRY H. LASSITER, ANTHONY
J. IORILLO and JOHN H. LEVERGOOD, and each of them with individual power of substitution, proxies to appear and vote all shares of the common stock of Electromagnetic Sciences, Inc. that the undersigned may be entitled to vote at the Special Meeting of Shareholders to be held on the 30th day of December 1996, and at all adjournments thereof, as indicated with respect to the following matter:

(1) PROPOSAL to approve the issuance of shares of common stock, $.10 par value per share ("ELMG Shares"), in exchange for the acquisition of all of the outstanding shares of common stock, $.01 par value per share ("LXE Shares"), of LXE Inc. not currently owned by the Company, at a ratio of .75 ELMG Shares for each LXE Share, and to amend the Company's 1992 Stock Incentive Plan as necessary for, and otherwise approve, the conversion of outstanding options to acquire LXE Shares into options to acquire a proportionate number of ELMG Shares, as more fully described in the Proxy Statement for the Special Meeting.

         FOR            AGAINST             ABSTAIN

         THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
               A VOTE "FOR" THE PROPOSAL.

(2) In accordance with their best judgment upon such other matters as may properly come before the Special Meeting or any adjournment thereof.


THIS PROXY WILL BE VOTED IN ACCORDANCE WITH ANY INSTRUCTIONS
INDICATED HEREON. IF NO INDICATION IS MADE, IT WILL BE VOTED FOR
THE PROPOSAL.

The Board of Directors is not aware of any matters to be presented for action at the Special Meeting of Shareholders, other than the Proposal.

This proxy is revocable at any time prior to its use.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

PLEASE DATE AND SIGN THIS PROXY ON THE REVERSE SIDE.


APPENDIX 2

                                            As amended through
                                            October 3, 1996


                 ELECTROMAGNETIC SCIENCES, INC.
                   1992 STOCK INCENTIVE PLAN

                       TABLE OF CONTENTS


                                                           Page


ARTICLE I DEFINITIONS                                        1
    (a)  "Award"                                             1
    (b)  "Board"                                             1
    (c)  "Code"                                              1
    (d)  "Committee"                                         1
    (e)  "Company"                                           1
    (f)  "Director"                                          1
    (g)  "Disinterested Person"                              2
    (h)  "Employee"                                          2
    (i)  "Employer"                                          2
    (j)  "Fair Market Value"                                 2
    (k)  "Grantee"                                           3
    (l)  "ISO"                                               3
    (m)  "1934 Act"                                          3
    (n)  "Officer"                                           3
    (o)  "Option"                                            3
    (p)  "Option Agreement"                                  3
    (q)  "Optionee"                                          3
    (r)  "Option Price"                                      4
    (s)  "Parent"                                            4
    (t)  "Plan"                                              4
    (u)  "Purchasable"                                       4
    (v)  "Qualified Domestic Relations Order"                4
    (w)  "Reload Option"                                     4
    (x)  "Restricted Stock"                                  4
    (y)  "Restriction Agreement"                             5
    (z)  "Stock"                                             5
    (aa) "Subsidiary"                                        5

 ARTICLE II THE PLAN                                         5
    Section 2.1  Name                                        5
    Section 2.2  Purpose                                     5
    Section 2.3  Effective Date                              5
    Section 2.4  Termination Date                            5

ARTICLE III ELIGIBILITY                                      6

ARTICLE IV  ADMINISTRATION                                   6
    Section 4.1  Duties and Powers of the Committee          6
    Section 4.2  Interpretation; Rules                       7
    Section 4.3  No Liability                                7
    Section 4.4  Majority Rule                               7
    Section 4.5  Company Assistance                          7

ARTICLE V  SHARES OF STOCK SUBJECT TO PLAN                   7
    Section 5.1  Limitations                                 7
    Section 5.2  Antidilution                                8

ARTICLE VI OPTIONS                                          10
    Section 6.1  Types of Options Granted                   10
    Section 6.2  Option Grant and Agreement                 10
    Section 6.3  Optionee Limitations                       10
    Section 6.4  $100,000 Limitation                        11
    Section 6.5  Option Price                               11
    Section 6.6  Exercise Period                            12
    Section 6.7  Option Exercise                            12
    Section 6.8  Nontransferability of Option               13
    Section 6.9  Termination of Employment                  13
    Section 6.10 Employment Rights                          14
    Section 6.11 Certain Successor Options                  14
    Section 6.12 Conditions to Issuing Option Stock         14
    Section 6.13 Automatic Option Grants to Certain
         Directors                                          15

ARTICLE VII RESTRICTED STOCK                                16
    Section 7.1  Awards of Restricted Stock                 16
    Section 7.2  Non-Transferability                        17
    Section 7.3  Lapse of Restrictions                      17
    Section 7.4  Termination of Employment                  17
    Section 7.5  Treatment of Dividends                     17
    Section 7.6  Delivery of Shares                         17
    Section 7.7  Payment of Withholding Taxes               18

ARTICLE VIII TERMINATION, AMENDMENT AND MODIFICATION OF PLAN 19

ARTICLE IX  MISCELLANEOUS                                   19
    Section 9.1  Replacement or Amended Grants              20
    Section 9.2  Forfeiture for Competition                 20
    Section 9.3  Plan Binding on Successors                 20
    Section 9.4  Gender                                     20
    Section 9.5  Headings Not a Part of Plan                20



                 ELECTROMAGNETIC SCIENCES, INC.
                   1992 STOCK INCENTIVE PLAN

                           ARTICLE I
                          DEFINITIONS

         As used herein, the following terms have the meanings hereinafter set forth unless the context clearly indicates to the contrary:

         (a)  "Award" shall mean a grant of Restricted Stock.

         (b) "Board" shall mean the Board of Directors of the Company.

         (c) "Code" shall mean the United States Internal Revenue Code of 1986, as amended, including effective date and transition rules (whether or not codified). Any reference herein to a specific section or sections of the Code shall be deemed to include a reference to any corresponding provision of future law.

         (d) "Committee" shall mean a committee of at least two Directors appointed from time to time by the Board, having the duties and authority set forth herein in addition to any other authority granted by the Board; provided, however, that with respect to any Options or Awards granted to an individual who is also an Officer or Director, the Committee shall consist of at least two Directors (who need not be members of the Committee with respect to Options or Awards granted to any other individuals) who are Disinterested Persons, and all authority and discretion shall be exercised by such Disinterested Persons, and references herein to the "Committee" shall mean such Disinterested Persons insofar as any actions or determinations of the Committee shall relate to or affect Options or Awards made to or held by any Officer or Director.

         (e)  "Company" shall mean Electromagnetic Sciences,
Inc., a Georgia corporation.

         (f)  "Director" shall mean a member of the Board.

         (g) "Disinterested Person" shall have the meaning set forth in Rule 16b-3 under the 1934 Act, as the same may be in effect from time to time, or in any successor rule thereto, and shall be determined for all purposes under the Plan according to interpretative or "no-action" positions with respect thereto issued by the Securities and Exchange Commission.

         (h) "Employee" shall mean any employee of the Company or any Subsidiary of the Company.

         (i) "Employer" shall mean the corporation that employs a Grantee.

         (j) "Fair Market Value" of the shares of Stock on any date shall mean

              (i) the closing sales price, regular way, or in the absence thereof the mean of the last reported bid and asked quotations, on such date on the exchange having the greatest volume of trading in the shares during the thirty-day period preceding such date (or if such exchange was not open for trading on such date, the next preceding date on which it was open); or

              (ii) if there is no price as specified in (i), the final reported sales price, or if not reported in the following manner, the mean of the closing high bid and low asked prices, in the over-the-counter market for the shares as reported by the National Association of Securities Dealers Automatic Quotation System or, if not so reported, then as reported by the National Quotation Bureau Incorporated, or if such organization is not in existence, by an organization providing similar services, on such date (or if such date is not a date for which such system or organization generally provides reports, then on the next preceding date for which it does so);
         or

              (iii)  if there also is no price as specified
         in (ii), the price determined by the Committee by reference to bid-and-asked quotations for the shares provided by members of an association of brokers and dealers registered pursuant to subsection 15(b) of the 1934 Act, which members make a market in the shares, for such recent dates as the Committee shall determine to be appropriate for fairly determining current market value; or

              (iv)  if there also is no price as specified in
         (iii), the amount determined in good faith by the Committee based on such relevant facts, which may include opinions of independent experts, as may be available to the Committee.

         (k) "Grantee" shall mean an Employee, former employee or other person who is an Optionee or who has received an Award of Restricted Stock.

         (l) "ISO" shall mean an Option that complies with and is subject to the terms, limitations and conditions of Code section 422 and any regulations promulgated with respect thereto.

         (m) "1934 Act" shall mean the Securities Exchange Act of 1934, as amended from time to time.

         (n) "Officer" shall mean a person who constitutes an officer of the Company for the purposes of Section 16 of the 1934 Act, as determined by reference to such Section 16 and to the rules, regulations, judicial decisions, and interpretative or "no-action" positions with respect thereto of the Securities and Exchange Commission, as the same may be in effect or set forth from time to time.

         (o) "Option" shall mean a contractual right to purchase Stock granted pursuant to the provisions of Article VI hereof.

         (p) "Option Agreement" shall mean an agreement between the Company and an Optionee setting forth the terms of an Option.

         (q) "Optionee" shall mean a person to whom an Option has been granted hereunder.

         (r) "Option Price" shall mean the price at which an Optionee may purchase a share of Stock pursuant to an Option.

         (s) "Parent" shall mean any corporation (other than the corporation with respect to which the determination is being made) in an unbroken chain of corporations ending with the corporation with the respect to which the determination is being made if, at the relevant time, each of the corporations other than the corporation with respect to which the determination is being made owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

         (t) "Plan" shall mean the 1992 Stock Incentive Plan of the Company.

         (u) "Purchasable," when used to describe Stock, shall refer to Stock that may be purchased by an Optionee under the terms of this Plan on or after a certain date specified in the applicable Option Agreement.

         (v) "Qualified Domestic Relations Order" shall have the meaning set forth in the Code or in the Employee Retirement
Income Security Act of 1974, as amended, or the rules and regulations promulgated under the Code or such Act.

         (w) "Reload Option" shall mean an Option that is granted, without further action of the Committee, (i) to an Optionee who surrenders or authorizes the withholding of shares of Stock in payment of amounts specified in paragraphs 6.7(c) or 6.7(d) hereof, (ii) for the same number of shares as is so paid,
(iii) as of the date of such payment and at an Option Price equal to the Fair Market Value of the Stock on such date, and (iv) otherwise on the same terms and conditions as the Option whose exercise has occasioned such payment, subject to such contingencies, conditions or other terms as the Committee shall specify at the time such exercised Option is granted.

         (x) "Restricted Stock" shall mean Stock issued, subject to restrictions, to an Employee pursuant to Article VII hereof.

         (y) "Restriction Agreement" shall mean the agreement setting forth the terms of an Award, and executed by a Grantee as provided in Section 7.1 hereof.

         (z) "Stock" shall mean the $.10 par value common stock of the Company or, in the event that the outstanding shares of such stock are hereafter changed into or exchanged for shares of a different class of stock or securities of the Company or some other corporation, such other stock or securities.

         (aa) "Subsidiary" shall mean any corporation (other than the corporation with respect to which the determination is being made) in an unbroken chain of corporations beginning with the corporation with respect to which the determination is being made if, at the relevant time, each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.


                           ARTICLE II
                            THE PLAN


    2.1  Name.  This plan shall be known as the "Electromagnetic
Sciences, Inc. 1992 Stock Incentive Plan."

    2.2 Purpose. The purpose of the Plan is to advance the interests of the Company, its shareholders, and any Subsidiary of the Company, by offering certain Employees and Directors an opportunity to acquire or increase their proprietary interests in the Company. Options and Awards will promote the growth and profitability of the Company, and any Subsidiary of the Company, because Grantees will be provided with an additional incentive to achieve the Company's objectives through participation in its success and growth.

    2.3  Effective Date.  The Plan shall become effective on
January 24, 1992.

    2.4 Termination Date. No further Options or Awards shall be granted hereunder on or after January 24, 1997, but all Options or Awards granted prior to that time shall remain in effect in accordance with their terms; provided, however, that the Plan shall terminate, and all Options or Awards theretofore granted or awarded shall become void and may not be exercised, on January 24, 1993, if the shareholders of the Company shall not by that date have approved the Plan's adoption.

                           ARTICLE III
                           ELIGIBILITY

    The persons eligible to participate in this Plan shall consist only of Directors and those Employees whose participation the Committee determines is in the best interests of the Company, together with any persons holding options under the LXE Inc. 1989 Stock Incentive Plan at such time as the outstanding shares of LXE Inc. common stock may be converted by merger into Stock.


                           ARTICLE IV
                         ADMINISTRATION
    4.1 Duties and Powers of the Committee. The Plan shall be administered by the Committee. The Committee shall select one of its members as its Chairman and shall hold its meetings at such times and places as it may determine. The Committee shall keep minutes of its meetings and shall make such rules and regulations for the conduct of its business as it may deem necessary. The Committee shall have the power to act by unanimous written consent in lieu of a meeting, and shall have the right to meet telephonically. In administering the Plan, the Committee's actions and determinations shall be binding on all interested parties. The Committee shall have the power to grant Options or Awards in accordance with the provisions of the Plan. Subject to the provisions of the Plan, the Committee shall have the discretion and authority to determine those individuals to whom Options or Awards will be granted and whether such Options shall be accompanied by the right to receive Reload Options, the number of shares of Stock subject to each Option or Award, such other matters as are specified herein, and any other terms and conditions of an Option Agreement or Restriction Agreement. To the extent not inconsistent with the provisions of the Plan, the Committee shall have the authority to amend or modify an outstanding Option Agreement or Restriction Agreement, or to waive any provision thereof, provided that the Grantee consents to such action.

    4.2 Interpretation; Rules. Subject to the express provisions of the Plan, the Committee also shall have complete authority to interpret the Plan, to prescribe, amend and rescind rules and regulations relating to it, and to make all other determinations necessary or advisable in the administration of the Plan, including, without limitation, the amending or altering of any Options or Awards granted hereunder as may be required to comply with or to conform to any federal, state or local laws or regulations.

    4.3 No Liability. Neither any member of the Board nor any member of the Committee shall be liable to any person for any act or determination made in good faith with respect to the Plan or any Option or Award granted hereunder.

    4.4 Majority Rule. A majority of the members of the Committee shall constitute a quorum, and any action taken by a majority at a meeting at which a quorum is present, or any action taken without a meeting evidenced by a writing executed by all the members of the Committee, shall constitute the action of the Committee.

    4.5 Company Assistance. The Company shall supply full and timely information to the Committee on all matters relating to eligible persons, their employment, death, retirement, disability or other termination of employment, and such other pertinent facts as the Committee may require. The Company shall furnish the Committee with such clerical and other assistance as is necessary in the performance of its duties.


                           ARTICLE V
                SHARES OF STOCK SUBJECT TO PLAN

    5.1 Limitations. Subject to any antidilution adjustment pursuant to the provisions of Section 5.2 hereof, the maximum number of shares of Stock that may be issued hereunder shall be 500,000 (of which a maximum of 100,000 shares may be issued as Restricted Stock), plus that number of shares issuable upon conversion by merger of options outstanding under the LXE Inc. 1989 Stock Incentive Plan into Options for that same number of shares of Stock as would have been issued in such merger, in respect of the LXE Inc. Shares of common stock issuable upon exercise of such options, had such LXE Inc. shares been outstanding at the time of the Merger. Shares subject to an Option or issued as an Award may be either authorized and unissued shares or shares issued and later acquired by the Company. The shares covered by any unexercised portion of an Option that has terminated for any reason (except as set forth in the following paragraph), or any forfeited portion of an Award (except any portion as to which the Grantee has received, and not forfeited, dividends or other benefits of ownership other than voting rights) may again be optioned or awarded under the Plan, and such shares shall not be considered as having been optioned or issued in computing the number of shares of Stock remaining available for option or award hereunder.

    5.2  Antidilution.

         (a) In the event that the outstanding shares of Stock are changed into or exchanged for a different number or kind of shares or other securities of the Company by reason of merger, consolidation, reorganization, recapitalization, reclassification, combination or exchange of shares, stock split or stock dividend, or in the event that any spin-off, spin-out or other distribution of assets materially affects the price of the Company's stock:


              (i) The aggregate number and kind of shares of Stock for which Options or Awards may be granted hereunder shall be adjusted proportionately by the Committee; and

              (ii)  The rights of Optionees (concerning the
         number of shares subject to Options and the Option
         Price) under outstanding Options and the rights of the holders of Awards(concerning the terms and conditions of the lapse of any then-remaining restrictions), shall be adjusted proportionately by The Committee.

         (b)  If the Company shall be a party to any
reorganization in which it does not survive, involving merger, consolidation, or acquisition of the stock or substantially all the assets of the Company, the Committee, in its discretion, may:

              (i) notwithstanding other provisions hereof, declare that all Options granted under the Plan shall become exercisable immediately notwithstanding the provisions of the respective Option Agreements regarding exercisability, that all such Options shall terminate a specified period of time after the Committee gives written notice of the immediate right to exercise all such Options and of the decision to terminate all Options not exercised within such period, and that all then-remaining restrictions pertaining to Awards under the Plan shall immediately lapse; and/or

              (ii) notify all Grantees that all Options or Awards granted under the Plan shall be assumed by the successor corporation or substituted on an equitable basis with options or restricted stock issued by such successor corporation.

         (c) If the Company is to be liquidated or dissolved in connection with a reorganization described in paragraph 5.2(b), the provisions of such paragraph shall apply. In all other instances, the adoption of a plan of dissolution or liquidation of the Company shall, notwithstanding other provisions hereof, cause all then-remaining restrictions pertaining to Awards under the Plan to lapse, and shall cause every Option outstanding under the Plan to terminate to the extent not exercised prior to the adoption of the plan of dissolution or liquidation by the shareholders, provided that, notwithstanding other provisions hereof, the Committee may declare all Options granted under the Plan to be exercisable at any time on or before the fifth business day following such adoption notwithstanding the provisions of the respective Option Agreements regarding exercisability.

         (d) The adjustments described in paragraphs (a) through (c) of this Section 5.2, and the manner of their application, shall be determined solely by the Committee, and any such adjustment may provide for the elimination of fractional share interests. The adjustments required under this Article V shall apply to any successors of the Company and shall be made regardless of the number or type of successive events requiring such adjustments.

                           ARTICLE VI
                            OPTIONS


    6.1 Types of Options Granted. Within the limitations provided herein, Options may be granted to one Employee at one or several times or to different Employees at the same time or at different times, in either case under different terms and conditions, as long as the terms and conditions of each Option are consistent with the provisions of the Plan. Without limitation of the foregoing, Options may be granted subject to conditions based on the financial performance of the Company or any other factor the Committee deems relevant.

    6.2 Option Grant and Agreement. Each Option granted or modified hereunder shall be evidenced (a) by either minutes of a meeting or a written consent of the Committee, and (b) by a written Option Agreement executed by the Company and the Optionee. The terms of the Option, including the Option's duration, time or times of exercise, exercise price, whether the Option is intended to be an ISO, and whether the Option is to be accompanied by the right to receive a Reload Option, shall be stated in the Option Agreement. Separate Option Agreements shall be used for Options intended to be ISO's and those not so intended, but any failure to use such separate Agreements shall not invalidate, or otherwise adversely affect the Optionee's rights under and interest in, the Options evidenced thereby.

    6.3  Optionee Limitations.  The Committee shall not grant an
ISO to any person who, at the time the ISO would be granted:

         (a)  is not an Employee; or

         (b) owns or is considered to own stock possessing more than 10% of the total combined voting power of all classes of stock of the Employer, or any Parent or Subsidiary of the Employer; provided, however, that this limitation shall not apply if at the time an ISO is granted the Option Price is at least 110% of the Fair Market Value of the Stock subject to such Option and such Option by its terms would not be exercisable after the expiration of five years from the date on which the Option is granted. For the purpose of this paragraph (b), a person shall be considered to own (i) the stock owned, directly or indirectly, by or for his brothers and sisters (whether by the whole or half blood), spouse, ancestors and lineal descendants, (ii) the stock owned, directly or indirectly, by or for a corporation, partnership, estate, or trust in proportion to such person's stock interest, partnership interest or beneficial interest therein, and (iii) the stock which such person may purchase under any outstanding options of the Employer or of any Parent or Subsidiary of the Employer.

    6.4 $100,000 Limitation. Except as provided below, the Committee shall not grant an ISO to, or modify the exercise provisions of outstanding ISO's held by, any person who, at the time the ISO is granted (or modified), would thereby receive or hold any incentive stock options (as described in Code section
422) of the Employer and any Parent or Subsidiary of the Employer, such that the aggregate Fair Market Value (determined as of the respective dates of grant or modification of each option) of the stock with respect to which such incentive stock options are exercisable for the first time during any calendar year is in excess of $100,000; provided, that the foregoing restriction on modification of outstanding ISO's shall not preclude the Committee from modifying an outstanding ISO if, as a result of such modification and with the consent of the Optionee, such Option no longer constitutes an ISO; and provided that, if the $100,000 limitation described in this Section 6.4 is exceeded, an Option that otherwise qualifies as an ISO shall be treated as an ISO up to the limitation and the excess shall be treated as an Option not qualifying as an ISO. The preceding sentence shall be applied by taking options intended to be ISO's into account in the order in which they were granted.

    6.5 Option Price. The Option Price under each Option shall be determined by the Committee. However, the Option Price shall not be less than 50% of the Fair Market Value of the Stock, or in the case of an ISO less than the Fair Market Value of the Stock, in each case on the date that the Option is granted (or, in the case of an ISO that is subsequently modified, on the date of such modification).

    6.6 Exercise Period. The period for the exercise of each Option granted hereunder shall be determined by the Committee, but the Option Agreement with respect to each Option intended to be an ISO shall provide that such Option shall not be exercisable after the expiration of ten years from the date of grant (or modification) of the Option. In addition, no Option granted to an Employee who is also an Officer or Director shall be exercisable prior to the expiration of six months from the date such Option is granted, other than in the case of the death or disability of such Employee.

    6.7 Option Exercise.

         (a) Unless otherwise provided in the Option Agreement, an Option may be exercised at any time or from time to time during the term of the Option as to any or all whole shares that have become Purchasable under the provisions of the Option, but not at any time as to less than 100 shares unless the remaining shares that have become so Purchasable are less than 100 shares. The Committee shall have the authority to prescribe in any Option Agreement that the Option may be exercised only in accordance with a vesting schedule during the term of the Option.

         (b) An Option shall be exercised by (i) delivery to the Treasurer of the Company at its principal office of written notice of exercise with respect to a specified number of shares of Stock, and (ii) payment to the Company at that office of the full amount of the Option Price for such number of shares.

         (c) The Option Price shall be paid in full upon the exercise of the Option; provided, however, that the Committee may provide in an Option Agreement that, in lieu of cash, all or any portion of the Option Price may be paid by tendering to the Company shares of Stock duly endorsed for transfer and owned by the Optionee, to be credited against the Option Price at the Fair Market Value of such shares on the date of exercise (however, no fractional shares may be so transferred, and the Company shall not be obligated to make any cash payments in consideration of any excess of the aggregate Fair Market Value of shares transferred over the aggregate Option Price).

         (d) In addition to and at the time of payment of the Option Price, the Optionee shall pay to the Company in cash the full amount of any federal, state and local income, employment or other taxes required to be withheld from the income of such Optionee as a result of such exercise; provided, however, that in the discretion of the Committee any Option Agreement may provide that all or any portion of such tax obligations, together with additional taxes not exceeding the actual additional taxes to be owed by the Optionee as a result of such exercise, may, upon the irrevocable election of the Optionee, be paid by tendering to the Company whole shares of Stock duly endorsed for transfer and owned by the Optionee, or by authorization to the Company to withhold shares of Stock otherwise issuable upon exercise of the Option, in either case in that number of shares having a Fair Market Value on the date of exercise equal to the amount of such taxes thereby being paid, in all cases subject to such restrictions as the Committee may from time to time determine, including any such restrictions as may be necessary or appropriate to satisfy the conditions of the exemption set forth in Rule 16b-3 under the 1934 Act.

         (e) The holder of an Option shall not have any of the rights of a shareholder with respect to the shares of Stock subject to the Option until such shares have been issued upon the exercise of the Option.

    6.8 Nontransferability of Option. No Option or any rights therein shall be transferable by an Optionee other than by will or the laws of descent and distribution, or pursuant to a Qualified Domestic Relations Order. During the lifetime of an Optionee, an Option granted to that Optionee shall be exercisable only by such Optionee (or by such Optionee's guardian or other legal representative, should one be appointed).

    6.9 Termination of Employment. The Committee shall have the power to specify, with respect to the Options granted to any particular Optionee, the effect upon such Optionee's right to exercise an Option of the termination of such Optionee's employment under various circumstances, which effect may include immediate or deferred termination of such Optionee's rights under an Option, or acceleration of the date at which an Option may be exercised in full.

    6.10 Employment Rights. Options granted under the Plan shall not be affected by any change of employment so long as the Optionee continues to be an Employee. Nothing in the Plan or in any Option Agreement shall confer on any person any right to continue in the employ of the Company or any Subsidiary of the Company, or shall interfere in any way with the right of the Company or any such Subsidiary to terminate such person's employment at any time.

    6.11 Certain Successor Options. To the extent not inconsistent with the terms, limitations and conditions of Code section 422, and any regulations promulgated with respect thereto, an Option issued in respect of an option held by an employee to acquire stock of any entity acquired, by merger or otherwise, by the Company (or any Subsidiary of the Company) may contain terms that differ from those stated in this Article VI, but solely to the extent necessary to preserve for any such employee the rights and benefits contained in such predecessor option, or to satisfy the requirements of Code section 424(a).

    6.12 Conditions to Issuing Option Stock. The Company shall not be required to issue or deliver any Stock purchased upon the full or partial exercise of any Option granted hereunder prior to fulfillment of all of the following conditions:

         (a) The admission of such shares to listing on all stock exchanges on which the Stock is then listed;

         (b) The completion of any registration or other qualification of such shares that the Company shall determine to be necessary or advisable under any federal or state law or under the rulings or regulations of the Securities and Exchange Commission or any other governmental regulatory body, or the Company's determination that an exemption is available from such registration or qualification;

         (c) The obtaining of any approval or other clearance from any federal or state governmental agency that the Company shall determine to be necessary or advisable; and

         (d) The lapse of such reasonable period of time following exercise as shall be appropriate for reasons of administrative convenience.

    Unless the shares of Stock covered by the Plan shall be the subject of an effective registration statement under the Securities Act of 1933, as amended, stock certificates issued and delivered to Optionees shall bear such restrictive legends as the Company shall deem necessary or advisable pursuant to applicable federal and state securities laws.

    6.13 Automatic Option Grants to Certain Directors. Each person who is elected as a Director at the Annual Meeting of the Shareholders of the Company held in 1992, or who thereafter becomes a Director, and who is not also an Employee, or an employee of any Parent or Subsidiary of the Company, shall automatically, and without any action of the Board or the Committee, be granted, on the date of such Annual Meeting, or thereafter on the first day on which such person serves as a Director, as the case may be, an Option for the purchase of 10,000 shares of Stock (subject to automatic proportionate adjustment for stock splits or stock dividends, and otherwise to proportionate adjustment by the Committee as provided in Section 5.2). Each such Option shall not be an ISO, shall not include the right to receive a Reload Option, shall have an Option Price equal to the Fair Market Value of the Stock on the date of grant, and shall become exercisable as to 2,000 shares on the date that is six months after the date of grant, and as to an additional 2,000 shares on each of the first, second, third and fourth anniversaries of such six-month date. However, each such Option shall become immediately exercisable in the event a party other than the Company or any Parent or Subsidiary of the Company purchases or otherwise acquires shares of Stock pursuant to a tender offer or exchange offer for such shares, or any person or group becomes the beneficial owner (for the purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) of 50% or more of the outstanding shares of the Stock. To the extent such an Option shall have become exercisable, it shall be non-forfeitable and shall remain exercisable until the tenth anniversary of its date of grant, but if the Grantee ceases to be a Director for any reason, any portion of such Option that is not at that time exercisable shall immediately terminate and shall not thereafter become exercisable. The Option Price for each such Option may be paid by tendering to the Company shares of Stock duly endorsed for transfer and owned by the Optionee, to be credited against the Option Price at the Fair Market Value of such shares on the date of exercise, subject to the parenthetical restriction set forth in paragraph 6.7(c) hereof. In addition, any taxes related to the exercise of each such Option may be paid in the manner contemplated in the proviso to paragraph 6.7(d) hereof.

                          ARTICLE VII
                        RESTRICTED STOCK


    7.1 Awards of Restricted Stock. The Committee may grant Awards of Restricted Stock upon determination by the Committee, acting pursuant to the delegation by the Board of authority to make such determinations, that the value or other benefit to the Company of the services of a Grantee theretofore performed or to be performed as a condition of the lapse of restrictions applicable to such Restricted Stock, or the benefit to the Company of the incentives created by the issuance thereof, is adequate consideration for the issuance of such shares. Each such Award shall be governed by a Restriction Agreement between the Company and the Grantee. Each Restriction Agreement shall contain such restrictions, terms and conditions as the Committee may, in its discretion, determine, and may require that an appropriate legend be placed on the certificates evidencing the subject Restricted Stock.

    Shares of Restricted Stock granted pursuant to an Award hereunder shall be issued in the name of the Grantee as soon as reasonably practicable after the Award is granted, provided that the Grantee has executed the Restriction Agreement governing the Award, the appropriate blank stock powers and, in the discretion of the Committee, an escrow agreement and any other documents which the Committee may require as a condition to the issuance of such shares. If a Grantee shall fail to execute the foregoing documents, within any time period prescribed by the Committee, the Award shall be null and void. At the discretion of the Committee, shares of Restricted Stock issued in connection with an Award shall be held by the Company or deposited together with the stock powers with an escrow agent designated by the Committee. Unless the Committee determines otherwise and as set forth in the Restriction Agreement, upon issuance of such shares, the Grantee shall have all of the rights of a shareholder with respect to such shares, including the right to vote the shares and to receive all dividends or other distributions paid or made with respect to them.

    7.2 Non-Transferability. Until any restrictions upon Restricted Stock awarded to a Grantee shall have lapsed in a manner set forth in Section 7.3, such shares of Restricted Stock shall not be transferable other than by will or the laws of descent and distribution, or pursuant to a Qualified Domestic Relations Order, nor shall they be delivered to the Grantee.

    7.3 Lapse of Restrictions. Restrictions upon Restricted Stock awarded hereunder shall lapse at such time or times (but, with respect to any award to an Employee who is also a Director or Officer, not less than six months after the date of the Award) and on such terms and conditions as the Committee may, in its discretion, determine at the time the Award is granted or thereafter.

    7.4 Termination of Employment. The Committee shall have the power to specify, with respect to each Award granted to any particular Employee, the effect upon such Grantee's rights with respect to such Restricted Stock of the termination of such Grantee's employment under various circumstances, which effect may include immediate or deferred forfeiture of such Restricted Stock or acceleration of the date at which any then-remaining restrictions shall lapse.

    7.5 Treatment of Dividends. At the time an Award of Restricted Stock is made the Committee may, in its discretion, determine that the payment to the Grantee of any dividends, or a specified portion thereof, declared or paid on such Restricted Stock shall be (i) deferred until the lapsing of the relevant restrictions, and (ii) held by the Company for the account of the Grantee until such time. In the event of such deferral, there shall be credited at the end of each year (or portion thereof) interest on the amount of the account at the beginning of the year at a rate per annum determined by the Committee. Payment of deferred dividends, together with interest thereon, shall be made upon the lapsing of restrictions imposed on such Restricted Stock, and any dividends deferred (together with any interest thereon) in respect of Restricted Stock shall be forfeited upon any forfeiture of such Restricted Stock.

    7.6 Delivery of Shares. Within a reasonable period of time following the lapse of the restrictions on shares of Restricted Stock, the Committee shall cause a stock certificate or certificates to be delivered to the Grantee with respect to such shares. Such shares shall be free of all restrictions hereunder, except that if the shares of stock covered by the Plan shall not be the subject of an effective registration statement under the Securities Act of 1933, as amended, such stock certificates shall bear such restrictive legends as the Company shall deem necessary or advisable pursuant to applicable federal and state securities laws.

    7.7  Payment of Withholding Taxes.

    (a) The Restriction Agreement may authorize the Company to withhold from compensation otherwise due to the Grantee the full amount of any federal, state and local income, employment or other taxes required to be withheld from the income of such Grantee as a result of the lapse of the restrictions on shares of Restricted Stock, or otherwise as a result of the recognition of taxable income with respect to an Award. At the time of and as a condition to the delivery of a stock certificate or certificates pursuant to Section 7.6, the Grantee shall pay to the Company in cash any balance owed with respect to such withholding requirements.

    (b) In the discretion of the Committee, any Restriction Agreement may provide that all or any portion of the tax obligations otherwise payable in the manner set forth in paragraph 7.7(a), together with additional taxes not exceeding the actual additional taxes to be owed by the Grantee with respect to the Award, may, upon the irrevocable election of the Grantee, be paid by tendering to the Company whole shares of Stock duly endorsed for transfer and owned by the Grantee, or by authorizing the Company to withhold and cancel shares of Stock otherwise deliverable pursuant to Section 7.6, in either case in that number of shares having a Fair Market Value on the date that taxable income is recognized equal to the amount of such taxes thereby being paid, in all cases subject to such restrictions as the Committee may from time to time determine, including any such restrictions as may be necessary or appropriate to satisfy the conditions of the exemption set forth in Rule 16b-3 under the 1934 Act.


                          ARTICLE VIII
        TERMINATION, AMENDMENT AND MODIFICATION OF PLAN


    The Board may at any time, (i) cause the Committee to cease granting Options and Awards, (ii) terminate the Plan, or (iii) in any respect amend or modify the Plan; provided, however, that the Board (unless its actions are approved or ratified by the shareholders of the Company within twelve months of the date the Board amends the Plan) may not amend the Plan to:

         (a) Materially increase the number of shares of Stock subject to the Plan;

         (b) Materially change or modify the class of persons that may participate in the Plan; or

         (c) Otherwise materially increase the benefits accruing to participants under the Plan.

    No termination, amendment or modification of the Plan shall affect adversely an Optionee's rights under an Option Agreement or Restriction Agreement without the consent of the Grantee or his legal representative.

    From and after the first date on which an Option is automatically granted pursuant to Section 6.13, the provisions of such Section 6.13 may not be amended in any manner more frequently than once every six months, other than to comport with changes in the Code, the Employee Retirement Income Security Act of 1974, as amended, or the rules and regulations promulgated under the Code or such Act.

                           ARTICLE IX
                         MISCELLANEOUS


    9.1 Replacement or Amended Grants. At the sole discretion of the Committee, and subject to the terms of the Plan, the Committee may modify outstanding Options or Awards or accept the surrender of outstanding Options or Awards and grant new Options or Awards in substitution for them. However no modification of an Option or Award shall adversely affect a Grantee's rights under an Option Agreement or Restriction Agreement without the consent of the Grantee or his legal representative.

    9.2 Forfeiture for Competition. If a Grantee provides services to a competitor of the Company or any of its Subsidiaries, whether as an employee, officer, director, independent contractor, consultant, agent or otherwise, such services being of a nature that can reasonably be expected to involve the skills and experience used or developed by the Grantee while an Employee, then that Grantee's rights under any Options outstanding hereunder shall be forfeited and terminated, and any shares of Restricted Stock held by such Grantee subject to remaining restrictions shall be forfeited, subject in each case to a determination to the contrary by the Committee.

    9.3 Plan Binding on Successors. The Plan shall be binding upon the successors of the Company.

    9.4 Gender. Whenever used herein, the masculine pronoun shall include the feminine gender.

    9.5  Headings Not a Part of Plan.  Headings of Articles and
Sections hereof are inserted for convenience and reference, and do not constitute a part of the Plan.